Exhibit 99.3
Consolidated Financial Statements of Waste Services, Inc.
As of December 31, 2007 and December 31, 2006,
and for each of the three years ended December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Waste Services, Inc.
     We have audited the accompanying consolidated balance sheets of Waste Services, Inc. (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waste Services, Inc. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 2 to the Consolidated Financial Statements, effective January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
/s/ BDO Seidman, LLP
West Palm Beach, Florida
March 7, 2008 except Note 3 which is as of October 27, 2008

WASTE SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
As of December 31,

	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$20,706	$8,532
Accounts receivable (net of allowance for doubtful accounts of $985 and $572 as of December 31, 2007 and 2006, respectively)	67,195	51,804
Prepaid expenses and other current assets	11,338	5,840
Current assets of discontinued operations	167	4,943

Total current assets	99,406	71,119

Property and equipment, net	192,598	134,778
Landfill sites, net	190,451	187,796
Goodwill and other intangible assets, net	397,766	323,939
Other assets	17,741	10,667
Non-current assets of discontinued operations	40,526	136,764

Total assets	$938,488	$865,063

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$26,641	$24,033
Accrued expenses and other current liabilities	65,338	52,136
Short-term financing and current portion of long-term debt	2,631	3,975
Current liabilities of discontinued operations	765	6,214

Total current liabilities	95,375	86,358

Long-term debt	441,809	406,113
Accrued closure, post-closure, deferred income taxes and other obligations	48,514	31,318
Non-current liabilities of discontinued operations	2,195	1,917

Total liabilities	587,893	525,706

Shareholders’ equity:
Common stock $0.01 par value: 166,666,666 shares authorized, 43,972,362 and 43,868,606 shares issued and outstanding as of December 31, 2007 and December 31, 2006, respectively	439	438
Additional paid-in capital	510,286	506,751
Accumulated other comprehensive income	66,017	35,201
Accumulated deficit	(226,147)	(203,033)

Total shareholders’ equity	350,595	339,357

Total liabilities and shareholders’ equity	$938,488	$865,063

The accompanying notes are an integral part of these Consolidated Financial Statements.

WASTE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands of U.S. dollars, except per share amounts)
For the Years Ended December 31,

	2007	2006	2005

Revenue	$461,447	$362,672	$327,163

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	301,573	247,553	235,310
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	64,239	56,834	50,821
Deferred acquisition costs	—	5,612	—
Settlement with sellers of Florida Recycling	—	—	(4,120)
Depreciation, depletion and amortization	54,891	37,681	36,400
Foreign exchange loss (gain) and other	(69)	1,720	(167)

Income from operations	40,813	13,272	8,919
Interest expense	40,679	30,981	28,247
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	—	19,653	20,984

Income (loss) from continuing operations before income taxes	134	(37,362)	(40,312)
Income tax provision	14,437	12,168	11,284

Net loss from continuing operations	(14,303)	(49,530)	(51,596)
Net income from discontinued operations, net of tax of nil, $652 and $852 for the years ended December 31, 2007, 2006 and 2005, respectively	2,796	999	1,306
Loss on sale of discontinued operations, net of tax of nil	(11,607)	—	—

Net loss	$(23,114)	$(48,531)	$(50,290)

Basic and diluted loss per share:
Loss per share — continuing operations	$(0.31)	$(1.40)	$(1.57)
Loss per share — discontinued operations	(0.19)	0.03	0.04

Loss per share — basic and diluted	$(0.50)	$(1.37)	$(1.53)

Weighted average common shares outstanding — basic and diluted	46,007	35,354	32,880

Consolidated Statements of Comprehensive Income (Loss)
Net loss	$(23,114)	$(48,531)	$(50,290)
Foreign currency translation adjustment	30,816	(472)	6,540

Comprehensive income (loss)	$7,702	$(49,003)	$(43,750)

The accompanying notes are an integral part of these Consolidated Financial Statements.

WASTE SERVICES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accumulated
	Waste Services, Inc.		Additional	Treasury	Other		Total
	Common Stock		Paid-in	Stock	Comprehensive	Accumulated	Shareholders’
	Shares	Amount	Capital	at Cost	Income	Deficit	Equity
	(In thousands of U.S. dollars and share amounts)

Balance, December 31, 2004	90,358	$904	$374,186	$(1,235)	$29,133	$(104,212)	$298,776
Common shares and warrants issued	2,926	29	7,881	—	—	—	7,910
Exercise of options and warrants	162	2	519	—	—	—	521
Stock-based compensation	—	—	1,060	—	—	—	1,060
Conversion of exchangeable shares	240	2	(2)	—	—	—	—
Other paid-in capital	—	—	(26)	—	—	—	(26)
Foreign currency translation adjustment	—	—	—	—	6,540	—	6,540
Net loss	—	—	—	—	—	(50,290)	(50,290)

Balance, December 31, 2005	93,686	937	383,618	(1,235)	35,673	(154,502)	264,491

Common shares issued	8,154	81	25,265	1,235	—	—	26,581
Exercise of warrants	28	—	86	—	—	—	86
Stock-based compensation	—	—	3,089	—	—	—	3,089
Conversion of exchangeable shares	8	—	—	—	—	—	—
Share reimbursement agreement	—	—	(929)	—	—	—	(929)
Foreign currency translation adjustment	—	—	—	—	(472)	—	(472)
Effect of reverse stock split	(67,916)	(679)	679	—	—	—	—
Sale of common shares and retirement of cumulative mandatorily redeemable Preferred Stock	9,895	99	94,864	—	—	—	94,963
Exercise of warrants	11	—	79	—	—	—	79
Conversion of exchangeable shares	3	—	—	—	—	—	—
Net loss	—	—	—	—	—	(48,531)	(48,531)

Balance, December 31, 2006	43,869	438	506,751	—	35,201	(203,033)	339,357

Exercise of options and warrants	103	1	690	—	—	—	691
Stock-based compensation	—	—	2,845	—	—	—	2,845
Foreign currency translation adjustment	—	—	—	—	30,816	—	30,816
Net loss	—	—	—	—	—	(23,114)	(23,114)

Balance, December 31, 2007	43,972	$439	$510,286	$—	$66,017	$(226,147)	$350,595

The accompanying notes are an integral part of these Consolidated Financial Statements.

WASTE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)
For the Years Ended December 31,

	2007	2006	2005

Cash flows from operating activities:
Net loss	$(23,114)	$(48,531)	$(50,290)
Adjustments to reconcile net loss to net cash flows from operating activities:
Net loss (income) from discontinued operations	8,811	(999)	(1,306)
Depreciation, depletion and amortization	54,891	37,681	36,400
Non-cash component of settlement with sellers of Florida Recycling	—	—	(4,120)
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	—	19,653	20,984
Amortization of debt issue costs	2,362	1,569	1,408
Deferred income tax provision	5,318	10,352	10,729
Non-cash stock-based compensation expense	2,845	3,089	1,060
Severance costs expensed, exclusive of stock-based compensation	3,252	—	—
Deferred acquisition costs expensed	—	5,173	—
Foreign exchange loss and loss on disposal of property and equipment	602	1,287	763
Other non-cash items	562	623	(549)
Changes in operating assets and liabilities (excluding the effects of acquisitions and dispositions):
Accounts receivable	(1,747)	(2,729)	(1,049)
Prepaid expenses and other current assets	(1,581)	(128)	4,606
Accounts payable	(182)	(5,864)	(2,219)
Accrued expenses and other current liabilities	2,658	5,492	(2,045)

Net cash provided by continuing operations	54,677	26,668	14,372
Net cash provided by discontinued operations	8,650	12,268	10,281

Net cash provided by operating activities	63,327	38,936	24,653

Cash flows from investing activities:
Cash used in business combinations and significant asset acquisitions, net of cash acquired	(32,101)	(103,532)	(4,465)
Capital expenditures	(57,557)	(39,747)	(25,455)
Proceeds from asset sales and business divestitures	19,897	4,996	3,188
Deposits for business acquisitions and other	(9,796)	(1,626)	(1,046)

Net cash used in continuing operations	(79,557)	(139,909)	(27,778)
Net cash used in discontinued operations	(5,555)	(9,098)	(11,733)

Net cash used in investing activities	(85,112)	(149,007)	(39,511)

Cash flows from financing activities:
Proceeds from issuance of debt and draw on revolving credit facility	84,066	157,527	25,000
Principal repayments of debt and capital lease obligations	(49,890)	(37,026)	(16,704)
Sale of common shares and warrants	—	66,500	7,125
Proceeds from the exercise of options and warrants	691	165	521
Retirement of Preferred Stock	—	(75,557)	—
Fees paid for financing transactions	(1,259)	(1,805)	(995)

Net cash provided by financing activities — continuing operations	33,608	109,804	14,947

Effect of exchange rate changes on cash and cash equivalents	351	(87)	321

Increase (decrease) in cash and cash equivalents	12,174	(354)	410
Cash and cash equivalents at the beginning of the year	8,532	8,886	8,476

Cash and cash equivalents at the end of the year	$20,706	$8,532	$8,886

The accompanying notes are an integral part of these Consolidated Financial Statements.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization of Business and Basis of Presentation
     The accompanying Consolidated Financial Statements include the accounts of Waste Services, Inc. (“Waste Services”) and its wholly owned subsidiaries (collectively, “we”, “us”, or “our”). We are a multi-regional, integrated solid waste services company, providing collection, transfer, landfill disposal and recycling services for commercial, industrial and residential customers. Our operating strategy is disposal-based, whereby we enter geographic markets with attractive growth or positive competitive characteristics by acquiring and developing landfill disposal capacity, then acquiring and developing waste collection and transfer operations. Our operations are located in the United States and Canada. Our U.S. operations are located in Florida and our Canadian operations are located in Eastern Canada (Ontario) and Western Canada (Alberta, Saskatchewan and British Columbia). We divested our Jacksonville, Florida operations in March 2008, our Texas operations in June 2007 and our Arizona operations in March 2007 and as a result, these operations are presented as discontinued for all periods presented.
     We are the successor to Capital Environmental Resource Inc. now Waste Services (CA) Inc. (“Waste Services (CA)”), by a migration transaction completed effective July 31, 2004. The migration transaction occurred by way of a plan of arrangement under the Business Corporations Act (Ontario) and was approved by the Ontario Superior Court of Justice. Pursuant to the plan of arrangement, holders of Waste Services (CA) common shares received shares of our common stock unless they elected to receive exchangeable shares of Waste Services (CA). The terms of the exchangeable shares of Waste Services (CA) are the functional and economic equivalent of our common stock. As a result of the migration, Waste Services (CA) became our indirect subsidiary and Waste Services became the parent company.
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts, depletion of landfill development costs, goodwill and other intangible assets, liabilities for landfill capping, closure and post-closure obligations, insurance reserves, revenue recognition, liabilities for potential litigation, valuation assumptions for share-based payments and deferred taxes.
     Certain reclassifications have been made to prior period financial statement amounts to conform to the current presentation. All significant intercompany transactions and accounts have been eliminated. All amounts are in thousands of U.S. dollars, unless otherwise stated.
     A portion of our operations is domiciled in Canada. For each reporting period we translate the results of operations and financial condition of our Canadian operations into U.S. dollars, in accordance with SFAS No. 52, “Foreign Currency Translation”, (“SFAS 52”). Therefore, the reported results of our operations and financial condition are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar, revenue is favorably affected and conversely expenses are unfavorably affected. Assets and liabilities of our Canadian operations are translated from Canadian dollars into U.S. dollars at the exchange rates in effect at the relevant balance sheet dates, and revenue and expenses of our Canadian operations are translated from Canadian dollars into U.S. dollars at the average exchange rates prevailing during the period. Unrealized gains and losses on translation of the Canadian operations into U.S. dollars are reported as a separate component of shareholders’ equity and are included in comprehensive income or loss. Monetary assets and liabilities, as well as intercompany receivables, denominated in U.S. dollars held by our Canadian operations are re-measured from U.S. dollars into Canadian dollars and then translated into U.S. dollars. The effects of re-measurement are reported currently as a component of net income (loss). Currently, we do not hedge our exposure to changes in foreign exchange rates.
     On June 30, 2006, we effected a reverse one for three split of our common stock. As a result of the reverse split, each holder of three outstanding shares of common stock received one share of common stock. No fractional shares of common stock were issuable in connection with the reverse stock split. In lieu of such fractional shares, stockholders received a cash payment equal to the product obtained by multiplying the fraction of common stock by $9.15. Corresponding amendments have been made to the exchangeable shares of Waste Services (CA) Inc., so that each one exchangeable share entitles the holder to one-third of one share of our common stock, without regard to any fractional shares. The reverse split has been retroactively applied to all applicable information to the earliest period presented.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2. Summary of Significant Accounting Policies
  Business Combinations and Acquisitions
     We allocate the purchase price of an acquired business, on a preliminary basis, to the identified assets and liabilities acquired based on their estimated fair values at the dates of acquisition, with any residual amounts allocated to goodwill. Goodwill is allocated to our reporting units based on the reporting units that will benefit from the acquired assets and liabilities. The purchase price allocations are considered preliminary until we have obtained all required information to complete the allocation. Although the time required to obtain the necessary information will vary with circumstances specific to an individual acquisition, the “allocation period” for finalizing purchase price allocations generally does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation or amortization expense in future periods. Assets acquired in a business combination that will be sold are valued at fair value less cost to sell. Results of operating these assets are recognized currently in the period in which those operations occur. The value of shares issued in connection with an acquisition is based on the average market price of our common stock during the five day period consisting of the period two days before, the day of and the two days after the terms of the acquisition are agreed to and/or announced. Contingent consideration is valued as of the date the contingency is resolved.
  Cash and Cash Equivalents
     Cash and cash equivalents are defined as cash and short-term highly liquid deposits with initial maturities of three months or less.
  Concentration of Credit Risk
     Financial instruments that potentially subject us to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents only with high credit quality financial institutions. Our customers are diversified as to both geographic and industry concentrations, however, our domestic operations are concentrated in Florida, which may be subject to specific economic conditions that vary from those nationally as well as weather related events that may impact our operations.
     Allowance for Doubtful Accounts
     We maintain an allowance for doubtful accounts based on the expected collectability of our accounts receivable. We perform credit evaluations of significant customers and establish an allowance for doubtful accounts based on the aging of receivables, payment performance factors, historical trends and other information. In general, we reserve a portion of those receivables outstanding more than 90 days and 100% of those outstanding more than 120 days. We evaluate and revise our reserve on a monthly basis based on a review of specific accounts outstanding and our history of uncollectible accounts.
     The changes to the allowance for doubtful accounts for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005

Balance at the beginning of the year	$572	$615	$545
Provisions, net of recoveries	2,029	737	842
Bad debts charged to reserves	(1,728)	(1,070)	(777)
Acquisitions	75	290	—
Impact of foreign exchange rate fluctuations	37	—	5

Balance at the end of the year	$985	$572	$615

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Property and Equipment
     Property and equipment are recorded at cost less accumulated depreciation. Improvements or betterments, which extend the life of an asset, are capitalized. Expenditures for maintenance and repair costs are expensed as incurred. Gains or losses resulting from property and equipment retirements or disposals are credited or charged to earnings in the year of disposal. Depreciation is computed over the estimated useful life using the straight-line method as follows:

Buildings	10 to 25 years
Vehicles	10 years
Containers, compactors and landfill and recycling equipment	5 to 12 years
Furniture, fixtures and other office equipment	3 to 5 years
Leasehold improvements	Shorter of term of lease or estimated life
  Long-Lived Assets
     We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of property and equipment or whether the remaining balance of property and equipment, or other long-lived assets, should be evaluated for possible impairment. Instances that may lead to an impairment include: (i) a significant decrease in the market price of a long-lived asset group; (ii) a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition; (iii) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator; (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group; (v) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or (vi) a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.
     We use an estimate of the related undiscounted cash flows, excluding interest, over the remaining life of the property and equipment and long-lived assets in assessing their recoverability. We measure impairment loss as the amount by which the carrying amount of the asset(s) exceeds the fair value of the asset(s). We primarily employ two methodologies for determining the fair value of a long-lived asset: (i) the amount at which the asset could be bought or sold in a current transaction between willing parties; or (ii) the present value of expected future cash flows grouped at the lowest level for which there are identifiable independent cash flows.
  Landfill Sites
     Landfill sites are recorded at cost. Capitalized landfill costs include expenditures for land, permitting costs, cell construction costs and environmental structures. Capitalized permitting and cell construction costs are limited to direct costs relating to these activities, including legal, engineering and construction costs associated with excavation, liners and site berms, leachate management facilities and other costs associated with environmental equipment and structures.
     Capitalized landfill costs may also include an allocation of the purchase price paid for landfills. For landfills purchased as part of a group of several assets, the purchase price assigned to the landfill is determined based on the discounted expected future cash flows of the landfill relative to the other assets within the acquired group. If the landfill meets our expansion criteria, the purchase price is further allocated between permitted airspace and expansion airspace based on the ratio of permitted versus probable expansion airspace to total available airspace.
     Landfill sites, including costs related to acquiring land, excluding the estimated residual value of un-permitted, non-buffer land, and costs related to permitting and cell construction, are depleted as airspace is consumed using the units-of-consumption method over the total available airspace, including probable expansion airspace, where appropriate. Environmental structures, which include leachate collection systems, methane collection systems and groundwater monitoring wells, are charged to expense over the shorter of their useful life or the life of the landfill.
     We assess the carrying value of our landfill sites in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Long-Lived Assets” (“SFAS 144”). These provisions, as well as possible instances that may lead to impairment, are addressed in the Long-Lived Assets discussion. We consider certain impairment indicators previously discussed that require significant judgment and understanding of the waste industry when applied to landfill development or expansion.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     We have identified three sequential steps that landfills generally follow to obtain expansion permits. These steps are as follows: (i) obtaining approval from local authorities; (ii) submitting a permit application to state or provincial authorities; and (iii) obtaining permit approval from state or provincial authorities.
     Before expansion airspace is included in our calculation of total available disposal capacity, the following criteria must be met: (i) the land associated with the expansion airspace is either owned by us or is controlled by us pursuant to an option agreement; (ii) we are committed to supporting the expansion project financially and with appropriate resources; (iii) there are no identified fatal flaws or impediments associated with the project, including political impediments; (iv) progress is being made on the project; (v) the expansion is attainable within a reasonable time frame; and (vi) based on senior management’s review of the status of the permit process to date, we believe it is likely the expansion permit will be received within the next five years. Upon meeting our expansion criteria, the rates used at each applicable landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted to include probable expansion airspace and all additional costs to be capitalized or accrued associated with the expansion airspace.
     Once expansion airspace meets our criteria for inclusion in our calculation of total available disposal capacity, management continuously monitors each site’s progress in obtaining the expansion permit. If at any point it is determined that an expansion area no longer meets the required criteria, the probable expansion airspace is removed from the landfill’s total available capacity and the rates used at the landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted accordingly.
     On an annual basis, we update the development cost estimates, closure and post-closure and future capacity estimates for our landfills. Future capacity estimates are updated using surveys to estimate utilized disposal capacity and remaining disposal capacity. These cost and capacity estimates are reviewed and approved by senior management on an annual basis.
  Goodwill and Other Intangible Assets
     We account for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and test goodwill for impairment using the two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. We have defined our reporting units to be consistent with our operating segments: Eastern Canada, Western Canada and Florida. In determining the fair value, we may utilize: (i) discounted future cash flows; (ii) operating results based on a comparative multiple of earnings or revenues; (iii) offers from interested investors, if any; or (iv) appraisals. Significant estimates used in the fair value calculation utilizing discounted future cash flows include, but are not limited to: (i) estimates of future revenue and expense growth by reporting unit; (ii) future estimated effective tax rates, which we estimate to range between 32% and 40%; (iii) future estimated capital expenditures as well as future required investments in working capital; (iv) estimated average cost of capital, which we estimate to range between 9.0% and 11.0%; and (v) the future terminal value of the reporting unit, which is based on its ability to exist into perpetuity. Significant estimates used in the fair value calculation utilizing market value multiples include but are not limited to: (i) estimated future growth potential of the reporting unit; (ii) estimated multiples of revenue or earnings a willing buyer is likely to pay; and (iii) estimated control premium a willing buyer is likely to pay.
     In addition, we evaluate a reporting unit for impairment if events or circumstances change between annual tests, indicating a possible impairment. Examples of such events or circumstances include: (i) a significant adverse change in legal factors or in the business climate; (ii) an adverse action or assessment by a regulator; (iii) a more likely than not expectation that a reporting unit or a significant portion thereof will be sold; or (iv) the testing for recoverability under SFAS 144 of a significant asset group within the reporting unit.
     Other intangible assets primarily include customer relationships and contracts and covenants not-to-compete. Other intangible assets are recorded at their cost, less accumulated amortization and are amortized over the period we are expected to benefit by such intangibles. We periodically evaluate the carrying value and remaining estimated useful life of our other intangible assets subject to amortization in accordance with the provisions of SFAS 144.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Other Non-Current Assets
     Acquisition deposits and deferred acquisition costs include capitalized incremental direct costs associated with proposed business combinations that are currently being negotiated. These costs remain deferred until we cease to be engaged on a regular and ongoing basis with completion of the proposed acquisition, at which point they are charged to earnings. In the event that the target is acquired, these costs are incorporated in the cost of the acquired business. Indirect and internal costs, including executive salaries, overhead and travel costs related to acquisitions, are expensed as incurred.
     Costs associated with arranging financing are deferred and expensed over the term of the related financing arrangement using the effective interest method. Should we repay an obligation earlier than its contractual maturity, any remaining deferred financing costs are charged to earnings.
  Fair Value of Financial Instruments
     The book values of cash and cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to the short-term nature of these instruments. The fair value of the term loan facility under our Senior Secured Credit Facilities and our 9 1/2% Senior Subordinated Notes at December 31, 2007 is estimated at $265.7 million and $155.4 million, respectively, based on quoted market prices.
  Environmental Costs
     We accrue for costs associated with environmental remediation obligations when such costs are probable and can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Cost of future expenditures for environmental remediation obligations are not discounted to their present value.
  Accrued Closure and Post-Closure Obligations
     Accrued closure and post-closure obligations represent an estimate of the current value of the future obligations associated with closure and post-closure monitoring of solid waste landfills. Closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Accruals for closure and post-closure monitoring and maintenance consider site inspection, groundwater monitoring, leachate management, methane gas management and recovery and operating and maintenance costs to be incurred during the period after the facility closes. Certain of these environmental costs, principally capping and methane gas management costs, are also incurred during the operating life of the site in accordance with the landfill operating requirements. Site specific closure and post-closure engineering cost estimates are prepared annually. The impact of changes in estimates is accounted for on a prospective basis.
     Landfill closure and post-closure liabilities are calculated by estimating the total obligation of capping and closure events in current dollars, inflating the obligation based on the expected date of the expenditure using an inflation rate of approximately 2.5% and discounting the inflated total to its present value using a credit-adjusted risk-free discount rate of approximately 7.5%. The anticipated timeframe for paying these costs varies based on the remaining useful life of each landfill as well as the duration of the post-closure monitoring period. Accretion of discounted cash flows associated with the closure and post closure obligations is accrued over the life of the landfill, as a charge to cost of operations.
  Revenue Recognition
     We recognize revenue when services, such as providing hauling services and accepting waste at our disposal facilities, are rendered. Amounts billed to customers prior to providing the related services are reflected as deferred revenue and reported as revenue in the period in which the services are rendered.
  Royalty Arrangements
     It is customary in the waste industry for landfill acquisition agreements to include royalty arrangements. Amounts paid under these royalty arrangements are charged to operations based on a systematic and rational allocation of the royalty over the period in which the royalty is incurred.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Advertising Costs
     We expense advertising costs as they are incurred. Advertising expense was $1.3 million, $0.8 million and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. Advertising expense is included in selling, general and administrative expense on the accompanying Statements of Operations.
  Risk Management
     Our U.S.-based workers’ compensation, automobile and general liability insurance coverage is subject to certain deductible limits. We retain up to $0.5 million and $0.25 million of risk per claim, plus claims handling expense under our workers’ compensation and our auto and general liability insurance programs, respectively. Claims in excess of such deductible levels are fully insured subject to our policy limits. However, we have a limited claims history for our U.S. operations and it is reasonably possible that recorded reserves may not be adequate to cover future payments of claims. We have collateral requirements that are set by the insurance companies that underwrite our insurance programs. Collateral requirements may change from time to time, based on, among other things, size of our business, our claims experience, financial performance or credit quality and retention levels. As of December 31, 2007, we had posted letters of credit with our U.S. insurer of $9.8 million to cover the liability for losses within the deductible limit. Provisions for retained claims are made by charges to expense based on periodic evaluations by management and outside actuaries of the estimated ultimate liabilities on reported and unreported claims. Adjustments, if any, to the estimated reserves resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments become known. Changes in insurance reserves for our U.S. operations for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Year Ended December 31,
	2007	2006	2005

Balance at the beginning of the year	$5,327	$4,356	$2,426
Provisions	4,513	4,615	4,419
Payments	(3,425)	(3,475)	(2,210)
Favorable claim development for prior periods	(360)	(169)	(279)

Balance at the end of the year	$6,055	$5,327	$4,356

  Stock-Based Compensation
     Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), using the modified prospective transition method. Under that transition method, employee stock-based compensation cost recognized in 2007 and 2006 includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated. Stock-based employee compensation cost (benefit) is recognized as a component of selling, general and administrative expense in the Statement of Operations. For the years ended December 31, 2007, 2006 and 2005, stock-based employee compensation expense was $2.8 million, $3.1 million and $0.3 million, respectively.
     Prior to January 1, 2006 we accounted for our stock-based compensation plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations, as permitted by SFAS 123. For 2005, compensation expense recognized for employee stock options subject to variable accounting is based on the intrinsic value (the difference between the exercise price and quoted market price) of the options at the end of the reporting period. Changes in the intrinsic value are recognized until such options are exercised, expire or are forfeited. Upon the adoption of SFAS 123(R) we ceased to account for stock-based employee expense using the variable accounting method.
     The adoption of SFAS 123(R) had no impact on our provision for income taxes because of: (i) the valuation allowance for our U.S. deferred tax assets due to our lack of operating history relative to our U.S. operations and (ii) the non-deductibility of options issued to our Canadian employees. Prior to the adoption of SFAS 123(R), we presented all tax benefits, if any, of tax deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. As a result of adopting SFAS 123(R), tax benefits resulting from tax deductions in excess of the compensation cost recognized for options (excess tax benefits) are classified as financing cash flows.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     We account for the issuance of options or warrants for services from non-employee consultants in accordance with Emerging Issues Task Force Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, by estimating the fair value of options or warrants issued using the Black-Scholes pricing model. Variables used in the calculation of fair value include the option or warrant exercise price, the market price of our shares on the grant date, the risk-free interest rate, the life of the option or warrant, expected volatility of our stock and expected dividends. As at December 31, 2007, all options granted to non — employee consultants were fully vested.
  Income Taxes
     We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements. In assessing the realizability of deferred tax assets, management assesses the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, a valuation allowance is established. We adjust the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized. We provide for current taxes on the distributed earnings of our Canadian subsidiaries.
  Net Income (Loss) Per Share Information
     Basic earnings (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the year, including 6,307,862 exchangeable shares of Waste Services (CA) (exchangeable for 2,102,620 shares of our common stock) not owned by us as of December 31, 2007. Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding for the year, including the exchangeable shares, plus the dilutive effect of common stock purchase warrants and stock options using the treasury stock method. Contingently issuable shares are included in the computation of basic earnings (loss) per share when issuance of the shares is no longer contingent. Due to the net losses for the years ended December 31, 2007, 2006 and 2005, basic and diluted loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.
  Uncertainty in Income Taxes
     In July 2006, the FASB issued SFAS Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS Statement No. 109” (“FIN 48”), which we have adopted effective January 1, 2007. FIN 48 applies to all “tax positions” accounted for under SFAS 109. FIN 48 refers to “tax positions” as positions taken in a previously filed tax return or positions expected to be taken in a future tax return which are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements. FIN 48 further clarifies a tax position to include, but not be limited to, the following:
•	an allocation or a shift of income between taxing jurisdictions,

•	the characterization of income or a decision to exclude reporting taxable income in a tax return, or

•	a decision to classify a transaction, entity, or other position in a tax return as tax exempt.
     FIN 48 clarifies that a tax benefit may be reflected in the financial statements only if it is “more likely than not” that a company will be able to sustain the tax return position, based on its technical merits. If a tax benefit meets this criterion, it should be measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. This is a change from previous practice, whereby companies may have recognized a tax benefit only if it was probable a tax position would be sustained. FIN 48 also requires that we make qualitative and quantitative disclosures, including a discussion of reasonably possible changes that might occur in unrecognized tax benefits over the next 12 months, a description of open tax years by major jurisdictions, and a roll-forward of all unrecognized tax benefits, presented as a reconciliation of the beginning and ending balances of the unrecognized tax benefits on an aggregated basis.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     We are subject to tax audits in the U.S. and Canada. Tax audits by their very nature are often complex and can require several years to complete. Information relating to our tax examinations by jurisdiction is as follows:
•	Federal - We are potentially subject to U.S. federal tax examinations by tax authorities for the tax years ended December 31, 2004 to 2006.

•	State - We are potentially subject to state tax examinations by tax authorities for the tax years ended December 31, 2004 to 2006.

•	Canada - We are no longer potentially subject to foreign tax examinations by tax authorities for years before January 1, 2000.

•	Provincial - We are no longer potentially subject to foreign tax examinations by tax authorities for years before January 1, 2000.
     The adoption of FIN 48 did not have a material impact on our financial statements or disclosures. As of January 1, 2007 and December 31, 2007, we did not recognize any assets or liabilities for unrecognized tax benefits relative to uncertain tax positions nor do we anticipate any significant unrecognized tax benefits will be recorded during the next 12 months. Any interest or penalties resulting from examinations will be recognized as a component of the income tax provision. However, since there are no unrecognized tax benefits as a result of tax positions taken, there are no accrued penalties or interest.
  Recently Issued Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB deferred the effective date of SFAS 157 by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We do not expect the adoption of SFAS 157 to have a material effect on our financial position or results of operations.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The fair value option: (i) may be applied instrument by instrument, with a few exceptions, such as investments accounted for by the equity method; (ii) is irrevocable (unless a new election date occurs); and (iii) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 159 to have a material effect on our financial position or results of operations.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes the principles and requirements for how an acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008, with early adoption prohibited. We are currently evaluating the impact SFAS 141(R) will have upon adoption on our accounting for acquisitions. Previously any changes in valuation allowances, as a result of income from acquisitions, for certain deferred tax assets would serve to reduce goodwill whereas under the new standard any changes in the valuation allowance related to income from acquisitions currently or in prior periods will serve to reduce income taxes in the period in which the reserve is reversed. Additionally, under SFAS 141(R) transaction related expenses, which were previously capitalized as “deal costs”, will be expensed as incurred. Capitalized transaction costs approximated $0.3 million, $0.8 million and nil for each of the three years ended December 31, 2007, 2006 and 2005, respectively.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards that require (i) noncontrolling interests to be reported as a component of equity, (ii) changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and (iii) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. SFAS 160 is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. We do not expect the adoption of SFAS 160 to have a material effect on our financial position or results of operations.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3. Discontinued Operations
  Subsequent Events
     In March 2008, we sold our hauling and material recovery operations and a construction and demolition landfill site in the Jacksonville, Florida market, to an independent third party. The proceeds from this sale approximated $56.7 million of cash, including working capital. Should the construction and demolition landfill site not obtain certain permits relating to an expansion of at least 2.4 million cubic yards by the fourth anniversary of the closing, we shall refund to the buyer $10.0 million of purchase price and receive title to the expansion property free and clear of all liens. Accordingly, we have deferred this portion of the proceeds, net of our $3.0 million cost basis. Should these permits be obtained, we will recognize an additional gain on sale of $7.0 million. Should the property be returned to us, we will record the property at the lower of its cost or current fair market value on the date it is returned. Simultaneously with the closing of the sale transaction we entered into an operating lease with the buyer for certain land and buildings used in the Jacksonville, Florida operations, for a term of five years at $0.5 million per year. Commencing in April 2009, the lessee has the option to purchase the leased assets at a purchase price of $6.0 million. We utilized $42.5 million of the proceeds to make a prepayment of the term notes under the Credit Facilities. Accordingly, we expensed approximately $0.5 million of unamortized debt issue costs relating to this retirement. Through September 2008 we recognized a pre-tax gain on disposal of $11.4 million relative to the sale of Jacksonville. Included in the calculation of the gain on disposal for the Jacksonville operations was approximately $23.6 million of goodwill.
  Discontinued Operations
     In March 2007, we completed transactions to acquire Allied Waste Industries, Inc’s. (“Allied Waste”) South Florida operations and to sell our Arizona operations to Allied Waste and paid $15.8 million including net working capital between the two operations and transaction costs. In June 2007, we completed transactions to acquire WCA Waste Corporation’s (“WCA”) hauling and transfer station operations near Fort Myers, Florida and to sell our Texas operations to WCA. Additionally, as part of the transaction with WCA, we received $23.7 million in cash and issued a $10.5 million non-interest bearing promissory note with payments of $125,000 per month until June 2014. The net present value of the note at the time of closing was approximately $8.1 million. During 2007, we recognized a gain on disposal of $0.8 million for the Arizona operations and a loss on disposal of $12.4 million for the Texas operations. Included in the calculation of the gain on disposal for the Arizona operations was approximately $21.0 million of goodwill. There was no goodwill allocable to our Texas operations.
     The fair market value of proceeds for our Arizona operations was $52.4 million and was determined by estimating the fair value of the Allied Waste operations received. The fair market value of $18.4 million of proceeds attributed to the Texas operations was determined by estimating the fair value of the WCA Florida operations received plus cash received of $23.7 million less the net present value of the note issued of $8.1 million plus working capital. We have determined that if our Texas operations were held and used, we would not have recognized a long-lived asset impairment in prior periods.
     The following table summarizes our proceeds and the resulting gain (loss) on sale:

	Arizona	Texas
	Operations	Operations	Total

Fair value of operations received	$52,351	$18,416	$70,767
Cash received, net of promissory note issued	—	15,638	15,638
Less:
Carrying value of operations sold	51,588	46,424	98,012

Gain (loss) on disposition of discontinued operations	$763	$(12,370)	$(11,607)

     Subsequent to the disposal of our Arizona and Texas operations, we adjusted the gain (loss) on disposal for the settlement of working capital of approximately $(0.2) million for each transaction.
     Accordingly, we have presented the net assets and operations of our Arizona, Texas and North Florida operations as discontinued operations for all periods presented. Revenue from discontinued operations was $37.1 million, $61.4 million and $55.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Pre-tax net income from discontinued operations was $2.8 million, $1.7 million and $2.2 million for the years ended December 31, 2007, 2006 and 2005, respectively. The income tax provision for discontinued operations was nil, $0.7 million and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Net assets related to our discontinued operations as of December 31, 2007 and 2006 are as follows:

	2007	2006
	North Florida	Arizona	Texas	North Florida
	Operations	Operations	Operations	Operations	Total

Accounts receivable	$—	$3,418	$658	$—	$4,076
Prepaid expenses and other current assets	167	452	31	384	867

Current assets of discontinued operations	167	3,870	689	384	4,943

Property and equipment	7,219	11,803	4,646	5,895	22,344
Landfill sites	7,610	17,229	41,456	8,085	66,770
Goodwill and other intangible assets	25,697	21,433	—	26,096	47,529
Other assets	—	121	—	—	121

Non-current assets of discontinued operations	40,526	50,586	46,102	40,076	136,764

Total assets of discontinued operations	$40,693	$54,456	$46,791	$40,460	$141,707

Accounts payable	$—	$356	$—	$—	$356
Accrued expenses and other current liabilities	765	3,518	910	1,430	5,858

Current liabilities of discontinued operations	765	3,874	910	1,430	6,214

Accrued closure, post closure and other obligations	2,195	336	274	1,307	1,917

Non-current liabilities of discontinued operations	2,195	336	274	1,307	1,917

Total liabilities of discontinued operations	$2,960	$4,210	$1,184	$2,737	$8,131

Net assets of discontinued operations	$37,733	$50,246	$45,607	$37,723	$133,576

4. Business Combinations and Significant Asset Acquisitions
     During 2005, we acquired minor “tuck-in” hauling assets in Canada for aggregate cash consideration of $0.5 million.
     In April 2006, we acquired a materials recovery facility and solid waste transfer station in Taft, Florida (“Taft Recycling”). The purchase price for the facility consisted of $11.3 million in cash and the issuance of 423,280 shares of our common stock valued at approximately $3.9 million. In addition, upon the issuance of the final operating permit on June 15, 2006, we paid $1.5 million in cash and delivered an additional 423,280 shares of our common stock valued at approximately $3.7 million, of which 256,614 shares were newly issued and 166,666 shares were transferred from treasury. The acquisition of Taft Recycling provides us with greater access to third party waste volumes that can be disposed of at our JED Landfill in Osceola County, Florida.
     In May 2006, we acquired Liberty Waste, LLC (“Liberty Waste”) in Tampa, Florida. The purchase price for Liberty Waste consisted of $8.0 million in cash and the issuance of 385,039 shares of our common stock valued at approximately $3.6 million. We had previously paid a deposit of $6.0 million in cash and issued 315,457 shares of our common stock valued at approximately $2.9 million. Liberty Waste is a collection operation based in Tampa with two transfer stations, one located in Tampa and the other in Clearwater. The transfer stations are both permitted to accept construction and demolition and Class III waste volumes.
     In June 2006, we acquired Sun Country Materials, LLC (“Sun Country Materials”) in Hillsborough County, Florida. The purchase price for Sun Country Materials consisted of $5.0 million in cash and the issuance of 1,337,792 shares of our common stock valued at approximately $12.4 million. Sun Country Materials owns a construction and demolition landfill located in Hillsborough County, Florida, which has recently been issued an expansion permit.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In December 2006, we acquired (i) a construction and demolition waste landfill in Charlotte County, Florida (the “SLD Landfill”), and (ii) Pro Disposal, Inc. (“Pro Disposal”), which operates a roll-off collection and transfer business. The aggregate purchase price for the SLD Landfill and Pro Disposal was $75.0 million in cash. The SLD Landfill, which has a permitted capacity of 15.8 million cubic yards, commenced operations in December 2006. Pro Disposal has collection operations in Lee County and Collier County, Florida with two transfer stations, one located in Fort Myers and the other in Naples. The transfer stations are both permitted to accept construction and demolition waste volumes. We are internalizing the Pro Disposal waste volumes into the SLD Landfill.
     In March 2007, we completed transactions to acquire Allied Waste’s South Florida operations and to sell our Arizona operations to Allied Waste. The South Florida operations consist of a collection company, a transfer station and a materials recovery facility, all providing service to Miami-Dade County.
     In April 2007, we completed the acquisition of a roll-off collection and transfer operation, a transfer station development project and a landfill development project in southwest Florida operated by USA Recycling Holdings, LLC, USA Recycling, LLC and Freedom Recycling Holdings, LLC for a total purchase price of $51.2 million, of which $7.5 million is contingent upon the receipt of certain landfill operating permits, $2.5 million is contingent on the receipt of certain operating permits for the transfer station and $19.5 million is due and payable at the earlier of the receipt of all operating permits for the landfill site, or July 29, 2008, and delivery of title to the property. However, for the purpose of obtaining a state permit and an additional deposit of $1.0 million, we retain the right to extend the closing an additional six months to January 2009. To date we have advanced $8.5 million towards the purchase of the landfill development project. The existing transfer station is permitted to accept construction and demolition waste volume, and we are internalizing this additional volume to our SLD Landfill. Also in April 2007, we acquired a “tuck-in” hauling operation in Ontario, Canada for cash consideration of approximately C$1.5 million.
     In June 2007, we completed transactions to acquire WCA’s hauling and transfer station operations near Fort Myers, Florida and to sell our Texas operations to WCA. The transfer station is permitted to accept construction and demolition waste volume, and we are internalizing this additional volume to our SLD Landfill. The estimated fair value of the WCA assets approximated $18.4 million.
     Details of the net assets acquired and cash used in asset and business acquisitions for the year ended December 31, 2007 are as follows:

	Allied		USA	All
	South Florida	WCA	Recycling	Others	Total

Purchase price:
Cash paid and transaction costs	$15,777	$10	$13,408	$1,351	$30,546
Fair value of operations received	52,351	18,416	—	—	70,767

Total purchase price	68,128	18,426	13,408	1,351	101,313

Allocated as follows:
Working capital assumed:
Cash and cash equivalents	1	210	84	—	295
Accounts receivable	7,417	868	—	—	8,285
Prepaid expenses and other current assets	254	—	—	—	254
Accrued expenses and other current liabilities	(4,090)	(112)	—	(48)	(4,250)

Net working capital	3,582	966	84	(48)	4,584
Property and equipment	20,076	3,082	5,394	648	29,200
Accrued closure, post-closure and other obligations assumed	—	(312)	—	—	(312)

Net book value of assets acquired and liabilities assumed	23,658	3,736	5,478	600	33,472

Excess purchase price to be allocated	$44,470	$14,690	$7,930	$751	$67,841

Allocated as follows:
Goodwill	$28,341	$12,702	$5,709	$386	$47,138
Other intangible assets	16,129	1,988	2,221	365	20,703

Total allocated	$44,470	$14,690	$7,930	$751	$67,841

     For acquisitions completed in 2007, we continue to obtain further information regarding the allocation of purchase price among the assets acquired and the liabilities assumed. Changes to the initial purchase price allocation in 2007, for acquisitions completed in 2007, reduced goodwill by approximately $8.7 million. These changes primarily related to the valuation of property, equipment and other intangible assets acquired. Additionally, as of December 31, 2007 we have revised our original estimate for the future renewal terms of the Miami-Dade recycling agreement, as such, we have allocated an additional $19.6 million of intangible assets to goodwill.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Details of the net assets acquired and cash used in asset and business acquisitions for the years ended December 31, 2006 and 2005 are as follows:

	2006
		Liberty Waste	SLD
	Taft	and Sun Country	Landfill and	All
	Recycling	Materials	Pro Disposal	Others	Total	2005

Purchase price:
Cash	$13,300	$20,653	$75,674	$3,949	$113,576	$1,122
Common stock	7,645	18,936	—	—	26,581	—

Total purchase price	20,945	39,589	75,674	3,949	140,157	1,122
Allocated as follows:
Working capital assumed:
Cash and cash equivalents	125	488	187	—	800	—
Accounts receivable	952	2,126	1,650	—	4,728	—
Prepaid expenses and other current assets	10	591	70	—	671	25
Accounts payable	(462)	(2,724)	(1,889)	—	(5,075)	—
Accrued expenses and other current liabilities	(252)	(787)	—	(143)	(1,182)	(8)

Net working capital	373	(306)	18	(143)	(58)	17
Property and equipment	3,237	10,272	9,779	1,257	24,545	810
Landfill sites	—	23,290	49,834	—	73,124	—
Other assets	—	—	110	—	110	—
Debt	—	(396)	(422)	—	(818)	—
Accrued closure, post-closure and other obligations assumed	(73)	(3,796)	(1,459)	—	(5,328)	—

Net book value of assets acquired and liabilities assumed	3,537	29,064	57,860	1,114	91,575	827

Excess purchase price to be allocated	$17,408	$10,525	$17,814	$2,835	$48,582	$295

Allocated as follows:
Goodwill	$17,408	$6,043	$12,474	$2,242	$38,167	$172
Other intangible assets	—	4,482	5,340	593	10,415	123

Total allocated	$17,408	$10,525	$17,814	$2,835	$48,582	$295

     For 2006, the above table includes: (i) cash deposits and acquisition related costs of $6.9 million, which relate to the Liberty Waste and Sun Country Materials acquisitions that were paid or deposited prior to 2006 and were capitalized as part of the cost of these acquisitions during 2006 and (ii) a holdback of approximately $2.4 million relative to our acquisition of Pro Disposal.
     During 2005, we acquired minor “tuck-in” hauling assets in Arizona for cash consideration of $0.6 million, which are included in the above table. During 2005, we also made the following payments related to previously completed acquisitions and other asset purchases: (i) $2.5 million as additional purchase price for working capital delivered, primarily related to the acquisition of operations in northern and central Florida from Allied Waste and (ii) $1.5 million, 95,238 shares of our common stock valued at approximately $1.1 million and an operating facility in Pinellas with a book value of approximately $0.6 million, for the acquisition of land adjacent to the Sanford Recycling and Transfer Station.
     The weighted-average amortization period for intangible assets acquired during 2007 and 2006 is as follows:

	2007		2006
		Weighted -		Weighted -
		Average		Average
	Amount	Amortization	Amount	Amortization
	Allocated	Period (Years)	Allocated	Period (Years)

Customer relationships and contracts	$16,852	12.5	$9,407	11.5
Non-competition agreements and other	3,851	5.2	1,008	5.0

Total other intangible assets acquired	$20,703	11.1	$10,415	10.8

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     We believe the primary value of an acquisition is the opportunities made available to vertically integrate the operations or increase market presence within a geographic market. We expect goodwill generated from the acquisitions described above to be deductible for income tax purposes.
     Purchase price allocations are considered preliminary until we have obtained all required information to complete the allocation. Although the time required to obtain the necessary information will vary with circumstances specific to an individual acquisition, the “allocation period” for finalizing purchase price allocations generally does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation or amortization expense in future periods. Assets acquired in a business combination that will be sold are valued at fair value less cost to sell. Results of operating these assets are recognized currently in the period in which those operations occur. The value of shares issued in connection with an acquisition is based on the average market price of our common stock during the five day period consisting of the period two days before, the day of and the two days after the terms of the acquisition are agreed to and/or announced. Contingent consideration is valued as of the date the contingency is resolved.
     The following pro forma unaudited condensed consolidated statement of operations data shows the results of our continuing operations for the years ended December 31, 2007 and 2006 as if business combinations completed during these periods (for 2007: Allied South Florida, WCA and USA Recycling, and for 2006: Allied South Florida, WCA, USA Recycling, Taft Recycling, Liberty Waste, Sun Country Materials, SLD Landfill and Pro Disposal) had occurred at the beginning of the respective period (in thousands except per share amounts):

	2007	2006

Revenue	$483,089	$476,119

Net loss from continuing operations	$(13,068)	$(49,826)

Basic and diluted loss per share — continuing operations.	$(0.28)	$(1.37)

Basic and diluted pro forma weighted average number of common shares outstanding	46,007	36,500

     The following pro forma unaudited condensed consolidated statement of operations data shows the results of our continuing operations for the years ended December 31, 2006 and 2005 as if business combinations completed during these periods (for both 2006 and 2005: Taft Recycling, Liberty Waste, Sun Country Materials, SLD Landfill and Pro Disposal) had occurred at the beginning of the respective period (in thousands except per share amounts):

	2006	2005

Revenue	$398,379	$377,082

Net loss from continuing operations	$(51,471)	$(55,228)

Basic and diluted loss per share — continuing operations.	$(1.41)	$(1.54)

Basic and diluted pro forma weighted average number of common shares outstanding	36,500	35,765

     The pro forma unaudited condensed consolidated results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of the beginning of the respective periods, or the results of our future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the acquisitions.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5. Prepaid Expenses and Other Current Assets
     Prepaid expenses and other current assets consist of the following as of December 31, 2007 and 2006:

	2007	2006

Prepaid expenses	$5,808	$2,842
Parts and supplies	2,192	1,617
Royalty receivable	1,321	—
Other current assets	2,017	1,381

	$11,338	$5,840

6. Property and Equipment
     Property and equipment consist of the following as of December 31, 2007 and 2006:

	2007	2006

Land and buildings	$67,088	$31,439
Vehicles	144,926	111,499
Containers, compactors and landfill and recycling equipment	92,733	70,540
Furniture, fixtures, other office equipment and leasehold improvements	12,449	10,206

Total property and equipment	317,196	223,684
Less: Accumulated depreciation	(124,598)	(88,906)

Property and equipment, net	$192,598	$134,778

     Included in property and equipment are vehicles and equipment under capital leases with an aggregate cost of $1.4 million and $0.4 million and related accumulated depreciation of $0.2 million and less than $0.1 million as of December 31, 2007 and 2006, respectively. Depreciation expense for continuing operations for property and equipment was $27.7 million, $21.1 million and $18.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.
7. Landfill Sites, Accrued Closure, Post-Closure and Other Obligations
  Landfill Sites
     Landfill sites consist of the following as of December 31, 2007 and 2006:

	2007	2006

Landfill sites	$253,266	$229,097
Less: Accumulated depletion	(62,815)	(41,301)

Landfill sites, net	$190,451	$187,796

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Changes in landfill sites for the years ended December 31, 2007, 2006, and 2005 are as follows:

	2007	2006	2005

Balance at the beginning of the year	$187,796	$110,613	$112,940
Landfill site construction costs	14,605	10,404	6,880
Landfill site expansion costs	—	3,162	—
Acquisitions	—	73,124	—
Purchase price allocation adjustments for prior acquisitions	505	—	99
Additional asset retirement obligations	2,832	1,899	1,500
Depletion	(16,718)	(11,363)	(11,101)
Reclassification to conservatory	(1,028)	—	—
Effect of foreign exchange rate fluctuations	2,459	(43)	295

Balance at the end of the year	$190,451	$187,796	$110,613

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Deferred Income Taxes, Accrued Closure, Post-Closure and Other Obligations
     Deferred income taxes, accrued closure, post-closure and other obligations consist of the following as of December 31, 2007 and 2006:

	December 31,	December 31,
	2007	2006

Accrued closure and post-closure obligations	$14,678	$8,360
Deferred income tax liability	29,644	22,322
Accrued severance	2,181	—
Capital lease obligations	867	186
Other obligations	1,144	450

	$48,514	$31,318

     Changes in accrued closure and post-closure obligations for the years ended December 31, 2007, 2006 and 2005 are as follows:

	December 31,
	2007	2006	2005

Current portion at the beginning of year	$5,570	$—	$—
Long-term portion at the beginning of year	8,360	7,227	4,925

Balance at the beginning of period	13,930	7,227	4,925
Additional asset retirement obligations	2,832	1,899	1,500
Accretion	562	638	587
Acquisitions	—	4,199	—
Payments	(1,098)	—	—
Purchase price allocation adjustments for prior acquisitions	1,301	—	—
Effect of foreign exchange rate fluctuations	1,304	(33)	215

Balance at the end of year	18,831	13,930	7,227
Less: Current portion	(4,153)	(5,570)	—

Long-term portion	$14,678	$8,360	$7,227

     The aggregate non-discounted annual payments required in respect of accrued closure and post-closure obligations for our permitted landfill sites as of December 31, 2007 are as follows:

2008	$4,153
2009	2,495
2010	2,407
2011	395
2012	4,895
Thereafter	132,601

$146,946

     The above future expenditures for closure and post-closure obligations assume full utilization of permitted and probable expansion airspace.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
8. Goodwill and Other Intangible Assets
     Goodwill and other intangible assets consist of the following as of December 31, 2007 and 2006:

	2007	2006

Other intangible assets subject to amortization:
Customer relationships and contracts	$51,924	$40,462
Non-competition agreements and other	6,011	3,366

	57,935	43,828

Less: Accumulated amortization:
Customer relationships and contracts	(23,714)	(16,066)
Non-competition agreements and other	(1,396)	(2,153)

Other intangible assets subject to amortization, net	32,825	25,609
Goodwill	364,941	298,330

Goodwill and other intangible assets, net	$397,766	$323,939

     Changes in goodwill by reportable segment for the years ended December 31, 2007 and 2006 are as follows:

	2007
	Florida	Canada	Total

Balance at the beginning of the year	$211,482	$86,848	$298,330
Acquisitions	46,752	386	47,138
Purchase price allocation adjustments for prior acquisitions	4,104	61	4,165
Effect of foreign exchange rate fluctuations	—	15,308	15,308

Balance at the end of the year	$262,338	$102,603	$364,941

	2006
	Florida	Canada	Total

Balance at the beginning of the year	$175,815	$84,869	$260,684
Acquisitions	35,925	2,242	38,167
Purchase price allocation adjustments for prior acquisitions	(258)	—	(258)
Effect of foreign exchange rate fluctuations	—	(263)	(263)

Balance at the end of the year	$211,482	$86,848	$298,330

     During 2007 and 2006, we adjusted purchase price allocations for adjustments in the final working capital delivered as well as our estimates of fair value for certain long-lived assets and closure and post closure obligations assumed related to acquisitions completed in prior years. These adjustments are reflected as purchase price allocation adjustments for prior acquisitions.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Amortization expense for other intangible assets was $10.5 million, $5.2 million and $6.5 million for the years ended December 31, 2007, 2006 and 2005, respectively. Estimated future amortization of other intangible assets based on balances existing at December 31, 2007 is as follows:

2008	$6,919
2009	5,522
2010	4,437
2011	3,723
2012	2,637
Thereafter	9,587

$32,825

9. Other Assets
     Other assets consist of the following as of December 31, 2007 and 2006:

	2007	2006

Debt issue costs, net of accumulated amortization of $5,787 and $3,853 as of December 31, 2007 and 2006, respectively	$7,822	$9,060
Acquisition deposits and deferred acquisition costs	9,407	1,048
Other assets	512	559

	$17,741	$10,667

     Included in acquisition deposits and deferred acquisition costs as of December 31, 2007 are amounts advanced for the acquisition of our landfill development project in southwest Florida.
10. Accrued Expenses and Other Current Liabilities
     Accrued expenses and other current liabilities consist of the following as of December 31, 2007 and 2006:

	2007	2006

Deferred revenue	$11,613	$7,916
Accrued compensation, benefits and subcontractor costs	13,141	9,670
Accrued federal and provincial current taxes payable	8,158	1,379
Accrued waste disposal costs	6,555	6,405
Accrued insurance	6,055	5,327
Accrued interest	4,588	3,557
Accrued closure and post-closure obligations	4,153	5,570
Accrued royalties and franchise fees	3,239	1,660
Accrued capital expenditures	2,233	1,683
Accrued acquisition costs	1,200	3,651
Accrued professional fees	970	2,829
Current portion of capital lease obligations	232	79
Other accrued expenses and current liabilities	3,201	2,410

	$65,338	$52,136

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
11. Debt
     Debt consists of the following as of December 31, 2007 and 2006:

	2007	2006

Senior Secured Credit Facilities:
Revolving credit facility	$—	$—
Term loan facility, floating interest rate at 7.4% and 10.0% (adjusted to 8.1% in January 2007) as of December 31, 2007 and 2006, respectively, due $693 per quarter from September 2008 through March 2010, $67,264 per quarter thereafter, due March 2011	273,910	245,260
Senior Subordinated Notes, fixed interest rate at 9.5%, due 2014	160,000	160,000
Other secured notes payable, interest at 4.5% to 7.8%, due through 2025 (net of discount of $2,126 and $0 at December 31, 2007 and 2006, respectively)	7,932	2,041
Other subordinated notes payable, interest at 6.7%, due through 2017	2,598	2,787

	444,440	410,088
Less: Current portion	(2,631)	(3,975)

Long-term portion	$441,809	$406,113

     The aggregate annual principal repayments required in respect of debt as of December 31, 2007 are as follows:

2008	$2,631
2009	4,112
2010	203,907
2011	68,695
2012	1,544
Thereafter	163,551

$444,440

  Senior Secured Credit Facilities
     Our Senior Secured Credit Facilities (the “Credit Facilities”) are governed by our Second Amended and Restated Credit Agreement, entered into on December 28, 2006, as amended, with Lehman Brothers Inc. as Arranger and the other lenders named in the Credit Facilities. The Credit Facilities consist of a revolving credit facility in the amount of $65.0 million, of which $45.0 million is available to our U.S. operations and $20.0 million to our Canadian operations, and a term loan facility in the amount of $273.9 million. The revolver commitments terminate on April 30, 2009 and the term loans mature in specified quarterly installments through March 31, 2011. The Credit Facilities bear interest based on a spread over base rate or Eurodollar loans, as defined, at our option. The Credit Facilities are secured by substantially all of the assets of our U.S. subsidiaries. Our Canadian operations guarantee and pledge all of their assets only in support of the portion of the revolving credit facility available to them. Sixty-five percent of the common shares of Waste Services’ first tier foreign subsidiaries, including Waste Services (CA), are pledged to secure obligations under the Credit Facilities. As of December 31, 2007, there were no amounts outstanding on the revolving credit facility, while $13.2 million and $13.4 million of revolver capacity was used to support outstanding letters of credit in the U.S. and Canada, respectively.
     As of June 30, 2004, we failed to meet certain of the financial covenants contained in the Credit Facilities. On October 4, 2004, we entered into an amendment to the credit agreement with the administrative agent for the lenders. The amendment included changes to certain of the financial and other covenants contained in the credit facilities and increased the interest rates payable on amounts outstanding by 125 basis points to 450 basis points over Euro dollar loans. Until we met certain target leverage ratios, as defined, availability under the amended revolving credit facility was reduced to $50.0 million, up to $12.5 million of which was available for our Canadian operations. In connection with the amendment, we paid a fee of approximately $0.4 million to our lenders. The amendment also required us to receive an equity investment of at least $7.5 million prior to March 28, 2005. On March 28, 2005 we issued 880,281 shares of common stock and warrants to purchase 88,028 shares of our common stock for net proceeds of approximately $6.8 million in satisfaction of this covenant.
     On October 26, 2005, we entered into an amendment to the Credit Facilities with the administrative agent for the lenders. The amendment, among other items, decreased the interest rate on our term loan by 125 basis points to 325 basis points over Eurodollar loans. In addition, the amendment restored access under the revolving credit facility to $60.0 million, up to $15.0 million of which was available to our Canadian operations.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On December 28, 2005, we entered into another amendment to the Credit Facilities, which provided for the incurrence of up to $50.0 million of additional term loans under a new term loan tranche, as provided for under the terms of our Credit Facilities. We drew $48.0 million of this facility to refinance amounts then outstanding under our existing revolving credit facility and to finance certain acquisitions.
     On December 28, 2006, we entered into the Second Amended and Restated Credit Agreement, replacing the previous credit agreement, with Lehman Brothers, Inc. as Arranger, and the other lenders named in the Second Amended and Restated Credit Agreement. The amended and restated agreement increased the amount of term loans outstanding by $100.0 million to $245.3 million in total, reduced the current interest rate on the term loans by 25 basis points from the previously effective rate to LIBOR plus 2.75% and provided for certain other modifications.
     In April 2007, we entered into an amendment that increased the term loans outstanding by an additional $50.0 million to $294.6 million in total, reduced the current interest rate on the term loans by 25 basis points to LIBOR plus 2.50% and provided for certain other modifications. In June of 2007, we made an optional prepayment of principal in the amount of $20.0 million. In August 2007, we increased the revolving credit facility capacity available to our Canadian operations by $5.0 million to the current $20.0 million of capacity.
     Our Credit Facilities, as amended, contain certain financial and other covenants that restrict our ability to, among other things, make capital expenditures, incur indebtedness, incur liens, dispose of property, repay debt, pay dividends, repurchase shares and make certain acquisitions. Our financial covenants include: (i) minimum consolidated interest coverage; (ii) maximum total leverage; and (iii) maximum senior secured leverage. The covenants and restrictions limit the manner in which we conduct our operations and could adversely affect our ability to raise additional capital. As of December 31, 2007, we are in compliance with the financial covenants, as amended, and we expect to continue to be in compliance in future periods.
  Other Secured Notes Payable
     Included in our other secured notes payable is a $10.5 million non-interest bearing promissory note with payments of $125,000 per month until June 2014. The note was entered into as part of our transactions with WCA to acquire certain of their assets in Florida and sell our Texas operations. The net present value of the remaining payments due under the note as of December 31, 2007 approximates $7.6 million, and will accrete at 7.8%. The note is secured by the transfer station and related permit acquired from WCA.
  Senior Subordinated Notes
     On April 30, 2004, we completed a private offering of 9 1/2% Senior Subordinated Notes (“Senior Subordinated Notes”) due 2014 for gross proceeds of $160.0 million. The Senior Subordinated Notes mature on April 15, 2014. Interest on the Senior Subordinated Notes is payable semiannually on October 15 and April 15. The Senior Subordinated Notes are redeemable, in whole or in part, at our option, on or after April 15, 2009, at a redemption price of 104.75% of the principal amount, declining ratably in annual increments to par on or after April 15, 2012, together with accrued interest to the redemption date. Upon a change of control, as such term is defined in the Indenture, we are required to offer to repurchase all the Senior Subordinated Notes at 101.0% of the principal amount, together with accrued interest and liquidated damages, if any, and obtain the consent of our senior lenders to such payment or repay indebtedness under our Credit Facilities.
     The Senior Subordinated Notes are unsecured and are subordinate to our existing and future senior secured indebtedness, including our Credit Facilities, structurally subordinated to existing and future indebtedness of our non-guarantor subsidiaries, rank equally with any unsecured senior subordinated indebtedness and senior to our existing and future subordinated indebtedness. Our obligations with respect to the Senior Subordinated Notes, including principal, interest, premium, if any, and liquidated damages, if any, are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by all of our existing and future domestic subsidiaries. The Canadian operations are not guarantors under the Senior Subordinated Notes.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Senior Subordinated Notes contain certain covenants that, in certain circumstances and subject to certain limitations and qualifications, restrict, among other things (i) the incurrence of additional debt; (ii) the payment of dividends and repurchases of stock; (iii) the issuance of preferred stock and the issuance of stock of our subsidiaries; (iv) certain investments; (v) transactions with affiliates; and (vi) certain sales of assets.
     In April 2004, we entered into a Registration Rights Agreement with the initial purchaser of the Senior Subordinated Notes in which we agreed to file a registration statement for the exchange of the Senior Subordinated Notes for registered notes with identical terms and have such registration statement declared effective within specified time frames. Prior to the third quarter of 2005 we were required to pay liquidated damages to the holders of the notes, as we had not yet complied with these registration requirements. These liquidated damages were expensed as incurred and were payable in cash at the same time as interest payments were due under the notes. During the third quarter of 2005, the registration statement was filed and declared effective, and the exchange offer was commenced and consummated. As of September 28, 2005 we were no longer required to pay liquidated damages.
12. Cumulative Mandatorily Redeemable Preferred Shares
     In May 2003, we issued 55,000 shares of redeemable Preferred Stock (the “Preferred Stock”) to Kelso Investment Associates VI, L.P. and KEP VI, LLC (collectively “Kelso”), pursuant to the terms of an agreement dated as of May 6, 2003, as amended in February 2004, (the “Subscription Agreement”), at a price of $1,000 per share. We also issued to Kelso warrants to purchase 2,383,333 shares of our common stock for $9.00 per share. The warrants had an allocated value of $14.8 million and are classified as a component of equity. The warrants are exercisable at any time until May 6, 2010. The issuance of the Preferred Stock resulted in proceeds of approximately $49.5 million, net of fees of approximately $5.5 million. The shares of Preferred Stock were non-voting and entitled the holders to cash dividends of 17.75% per annum compounding and accruing quarterly in arrears.
     In December 2006, we exchanged and/or redeemed the outstanding shares of Preferred Stock through the proceeds of a private placement of our common shares. The liquidation preference on the date of redemption approximated $103.1 million. A portion of the redemption was funded by an exchange and redemption agreement with Kelso pursuant to which we agreed, through a private placement, to issue 2,894,737 shares of common stock to Kelso, at a price of $9.50 per share, in exchange for shares of our Preferred Stock in an amount equal to $27.5 million. We recognized a non-cash charge of approximately $1.2 million for the exchange of common stock for the Preferred Stock, representing the difference between the issue price of the common stock to Kelso and the fair market value of our common shares on the date of redemption, which is included in cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs on the Statement of Operations and Comprehensive Income (Loss).
13. Commitments and Contingencies
  Leases
     The following is a schedule of future minimum capital and operating lease payments as of December 31, 2007:

	Capital	Operating
	Leases	Leases

2008	$290	$4,737
2009	351	3,272
2010	572	2,657
2011	—	2,506
2012	—	2,297
Thereafter	—	6,475

	1,213	$21,944

Less: Amount representing interest	(114)

	1,099
Less: Current portion of capital lease obligations	(232)

Long-term capital lease obligations	$867

     We have entered into operating lease agreements, primarily consisting of leases for our various facilities. Total rent expense under operating leases charged to operations was approximately $5.2 million, $3.3 million and $2.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. We lease certain heavy equipment and hauling vehicles under capital lease agreements. The assets related to these leases have been capitalized and are included in property and equipment.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In January 2008, we entered into a direct financing lease facility to finance our fleet purchases in Florida. Availability under the facility is $6.0 million and the leases can extend for five or seven years. Vehicles purchased under the facility will be ineligible for tax deprecation deductions. Leases under the facility will be treated as a capital lease and considered as secured debt for purposes of our Credit Facilities. As of February 26, 2008 the facility remains undrawn.
  Surety Bonds and Letters of Credit
     Municipal solid waste service and other service contracts, permits and licenses to operate transfer stations, landfills and recycling facilities may require performance or surety bonds, letters of credit or other means of financial assurance to secure contractual performance. To collateralize our obligations we have provided customers, various regulatory authorities and our insurer with such bonds and letters of credit amounting to approximately $87.4 million and $74.6 million as of December 31, 2007 and 2006, respectively. The majority of these obligations expire each year and will need to be renewed.
  Environmental Risks
     We are subject to liability for environmental damage that our solid waste facilities may cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, including damage resulting from conditions existing prior to the acquisition of such facilities. Pollutants or hazardous substances whose transportation, treatment or disposal was arranged by us or our predecessors, may also subject us to liability for any off-site environmental contamination caused by these pollutants or hazardous substances.
     Any substantial liability for environmental damage incurred by us could have a material adverse effect on our financial condition, results of operations or cash flows. As of the date of these Consolidated Financial Statements, we estimate the range of reasonably possible losses related to environmental matters to be insignificant and are not aware of any such environmental liabilities that would be material to our operations or financial condition.
  Disposal Agreement
     On November 22, 2002, we entered into a Put or Pay Disposal Agreement (the “Disposal Agreement”) with RCI Environment Inc., Centres de Transbordement et de Valorisation Nord Sud Inc., RCM Environnement Inc., collectively the RCI Companies, and Intersan Inc. (“Intersan”), a subsidiary of Waste Management of Canada Corporation (formerly Canadian Waste Services, Inc.), pursuant to which we, together with the RCI Companies, agreed to deliver to certain of Intersan’s landfill sites and transfer stations in Quebec, Canada, over the 5 year period from the date of the Disposal Agreement, 850,000 metric tonnes of waste per year, and for the next 2 years after the expiration of the first 5 year term, 710,000 metric tonnes of waste per year at a fixed disposal rate set out in the Disposal Agreement. If we and the RCI Companies fail to deliver the required tonnage, we are jointly and severally required to pay to Intersan, C$23.67 per metric tonne for every tonne below the required tonnage. If a portion of the annual tonnage commitment is not delivered to a specific site we are also required to pay C$8.00 per metric tonne for every tonne below the site specific allocation. Our obligations to Intersan are secured by a letter of credit for C$4.0 million. The companies within the RCI Group are controlled by a director of ours and/or individuals related to that director.
     Concurrent with the Disposal Agreement, we entered into a three-year agreement with Canadian Waste Services, Inc. to allow us to deliver up to 75,000 tons in year one and up to 100,000 tons in years two and three of non-hazardous solid waste to their landfill in Michigan at negotiated fixed rates per ton, which has since expired.
  Collective Bargaining Agreements
     As of December 31, 2007, approximately 48% of our employees in Canada were subject to various collective bargaining agreements. Currently, there are no significant grievances with regards to these agreements.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Legal Proceedings
     In the normal course of our business and as a result of the extensive governmental regulation of the solid waste industry, we may periodically become subject to various judicial and administrative proceedings involving federal, provincial, state or local agencies. In these proceedings, an agency may seek to impose fines on us or revoke or deny renewal of an operating permit or license held by us. From time to time, we may also be subject to actions brought by citizens’ groups, adjacent landowners or residents in connection with the permitting and licensing of transfer stations and landfills or allegations related to environmental damage or violations of the permits and licenses pursuant to which we operate. In addition, we may become party to various claims and suits for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of a waste management business.
     In March 2005, we filed a Complaint against Waste Management, Inc. in the United States District Court in the Middle District of Florida (Orlando). The Complaint alleges that Waste Management sought to prevent us from establishing ourselves as an effective competitor to Waste Management in the State of Florida, by tortiously interfering with our business relationships and committing antitrust violations under both federal and Florida law. We are seeking in excess of $25.0 million in damages against Waste Management. If we are successful in our suit under antitrust laws, Waste Management would be liable for treble damages, or in excess of $75.0 million. On February 9, 2007, the Court granted summary judgment dismissing all of our claims. Our appeal of the dismissal was heard on November 27, 2007 by the United States Court of Appeals for the 11th Circuit. The court’s decision on the appeal is currently pending.
     In April 2004, we completed the acquisition of the issued and outstanding shares of Florida Recycling Services, Inc. (“Florida Recycling”). Shortly after the acquisition, the performance of the operations of Florida Recycling was below our expectations and we engaged an independent third party to conduct a review of Florida Recycling’s business. On September 24, 2004, we reached an agreement with the selling shareholders of Florida Recycling to adjust the purchase price paid for the shares of Florida Recycling whereby, in October 2004, the selling shareholders paid us $7.5 million in cash and returned 166,666 shares of our common stock. In the third quarter of 2005 and as part of the September 2004 settlement, we received title to the Sanford Recycling and Transfer Station in Sanford, Florida. The facility is valued at the cost incurred to acquire the property and construct the facility to its percentage of completion at such date. The gain recognized on the settlement approximated $4.1 million for 2005.
  Registration Rights Agreements
     In March 2005, pursuant to a bank amendment entered into in October 2004, we received an equity investment of $7.5 million ($6.8 million net). As consideration we issued 880,281 shares of our common stock and warrants to purchase 88,028 of our common stock at $8.52 per share. We also entered into a registration rights agreement that required us to use our best commercial efforts to obtain and maintain an effective registration statement. The registration rights agreement does not provide for penalties or monetary consideration for our failure to obtain, or maintain, an effective registration statement.
     During 2006, we issued 2,038,288 shares of our common stock in connection with our acquisitions of Liberty Waste and Sun Country Materials, which are subject to a registration rights agreement that provides for the shares to be registered six months after request for registration. The request for registration was received on June 30, 2006. A registration statement in accordance with the registration rights agreement was declared effective on February 5, 2007, and subsequently only partial damages were paid to the holders.
     In November 2006, we entered into a subscription agreement with Westbury (Bermuda) Limited (“Westbury”) and Prides Capital, LLC (“Prides”) pursuant to which we issued an aggregate of 7,000,001 shares of our common stock to Westbury and Prides through a private placement for a purchase price of $66.5 million. We also entered into an exchange and redemption agreement with Kelso pursuant to which we issued 2,894,737 shares of our common stock to Kelso through a private placement in exchange for shares of our Preferred Stock in an amount equal to $27.5 million. In connection with this private placement, we entered into a registration rights agreement with these purchasers whereby within 15 days of the closing date of the private placement (December 15, 2006) we agreed to have a registration statement filed with the SEC to register the common shares for resale under the Securities Act. After the filing of the registration statement, we had 90 days to have the registration agreement declared effective by the SEC. Should we be unable to keep the registration statement effective, we may be subject to penalties of 1.0% of the proceeds per 30 day period, not to exceed 12.0% in the aggregate. On December 21, 2006 we filed a Form S-3 seeking to register these shares and on February 5, 2007 the registration statement was declared effective.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Other Commitments
     In December 2003, we issued 200,000 common shares as part of the purchase price of an acquisition. In connection with this acquisition, we entered into a reimbursement agreement whereby for a period of one year after the second anniversary of the closing date, we would reimburse the seller for the loss on sale of shares below $14.25 per share. During the first quarter of 2006, we received a claim for reimbursement and full settlement under the agreement of $0.9 million, which was charged to additional paid-in capital.
     From time to time and in the ordinary course of business we may enter into certain acquisitions whereby we will also enter into a royalty agreement. These agreements are usually based on the amount of waste deposited at our landfill sites, or in certain instances our transfer stations. Royalties are expensed as incurred and recognized as a cost of operations.
     Effective August 23, 2007, we entered into a separation agreement with Mr. Wilcox our former President and Chief Operating Officer. The agreement provides for salary continuation and benefits until December 31, 2010. In addition, we agreed that his outstanding stock options would remain outstanding until their original expiry date. Accordingly, we recorded a charge for severance costs of $3.3 million and additional stock-based compensation of $0.7 million during 2007.
14. Capital Stock
  Migration Transaction
     Effective July 31, 2004, we entered into a migration transaction by which our corporate structure was reorganized so that Waste Services became the ultimate parent company of our corporate group. Prior to the migration transaction, we were a subsidiary of Waste Services (CA). After the migration transaction, Waste Services (CA) became our subsidiary.
     The migration transaction occurred by way of a plan of arrangement under the Business Corporations Act (Ontario) and consisted primarily of: (i) the exchange of 87,657,035 common shares of Waste Services (CA) for 29,219,011 shares of our common stock; and (ii) the conversion of the remaining 9,229,676 common shares of Waste Services (CA) held by non-U.S. residents who elected to receive exchangeable shares into 9,229,676 exchangeable shares of Waste Services (CA), which are exchangeable into 3,076,558 shares of our common stock. The transaction was approved by the Ontario Superior Court of Justice on July 30, 2004 and by our shareholders at a special meeting held on July 27, 2004.
     The terms of the exchangeable shares of Waste Services (CA) are the economic and functional equivalent of our common stock. Holders of exchangeable shares will (i) receive the same dividends as holders of shares of our common stock and (ii) be entitled to vote on the same matters as holders of shares of our common stock. Such voting is accomplished through the one share of Special Voting Preferred Stock held by Computershare Trust Company of Canada as trustee, who will vote on the instructions of the holders of the exchangeable shares (one-third of one vote for each exchangeable share).
     Upon the occurrence of certain events, such as the liquidation of Waste Services (CA), or after the redemption date, our Canadian holding company, Capital Environmental Holdings Company will have the right to purchase each exchangeable share for one-third of one share of our common stock, plus all declared and unpaid dividends on the exchangeable share and payment for any fractional shares. Unless certain events occur, such redemption date will not be earlier than December 31, 2016. Holders of exchangeable shares also have the right at anytime at their option, to exchange their exchangeable shares for shares of our common stock on the basis of one-third of a share of our common stock for each one exchangeable share.
  Equity Placements
     On December 15, 2006, we issued 7,000,001 shares of our common stock to Westbury and Prides for a purchase price of $66.5 million. We also issued 2,894,737 shares of our common stock to Kelso in exchange for shares of our previously outstanding Preferred Stock in an amount equal to $27.5 million, all of which were owned by Kelso.
     On March 4, 2005, we exercised our put rights under our standby purchase agreement with Michael DeGroote, thereby requiring Mr. DeGroote to purchase 880,281 shares of our common stock and warrants to purchase 88,028 shares of our common stock for $7.5 million on or before March 28, 2005. This equity infusion was required as a condition to our amended Credit Facility.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Equity Based Compensation Plans
     We have a 1997 Stock Option Plan, a 1999 Stock Option Plan and a 2007 Equity and Performance Incentive Plan (the “2007 Plan”), which was approved by the shareholders on November 2, 2007 and supersedes the 1997 and 1999 Stock Option Plans. All options issued under the 1999 Stock Option Plan prior to the adoption of the 2007 Plan remain outstanding but no new options will be granted under the 1999 Stock Option Plan. No options remained outstanding under the 1997 Stock Option Plan as of December 31, 2005. All options granted under the 1997 and 1999 Stock Option Plans were granted at or above market price, at the time of grant.
     Under the 2007 Plan, the maximum number of shares that will be available for award will not exceed 4,500,000 shares of our common stock. The 2007 Plan permits our board of directors to make the following types of awards, or any combination of such awards:
•	Option Rights (either non-qualified or incentive stock options)

•	Stock Appreciation Rights

•	Restricted Stock

•	Restricted Stock Units

•	Performance Compensation Awards

•	Stock Bonuses
     No single participant may be granted awards of Option Rights and Stock Appreciation Rights with respect to more than 450,000 shares of our common stock in any one year. No more than 450,000 shares of our common stock may be earned under the 2007 Plan by any single participant in performance compensation awards granted for any one calendar year during any one performance period. To the extent that a performance compensation award is paid other than in stock, the amount of such performance award cannot exceed the fair market value of 450,000 shares of our common stock. If any award is forfeited or if any Option Rights terminate, expire or lapse without being exercised, such shares will be available for future grants, as will shares used to pay the exercise price of an option or that are withheld to satisfy a participant’s withholding tax obligation on the exercise of an award under the 2007 Plan.
     The maximum term of any Option Rights granted under the 2007 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). The exercise price for all Option Rights may not be less than the fair market value, defined as the closing sale price per share on NASDAQ of our common stock on the date of grant. Unless otherwise specified by the Compensation Committee at the time of grant, Option Rights issued under the 2007 Plan will vest 1/3 on the first anniversary of the grant date and 1/3 on each of the two successive anniversary dates.
     Under the 2007 Plan, Stock Appreciation Rights (“SAR”) may be granted in tandem with Option Rights or may be awarded independent of the grant of Option Rights. Where a SAR is granted in tandem with Option Rights, the SAR will be subject to terms similar to the terms of the corresponding Option Rights. The term of a SAR granted independent of any Option Rights will be fixed by the Compensation Committee at the time of the grant, together with the other terms and conditions of its exercise, subject to a maximum term of 10 years. Unless otherwise specified by the Compensation Committee at the time of grant, SARs will vest 1/3 on the first anniversary of the grant date and 1/3 on each of the two successive anniversary dates.
     Restricted Stock may be awarded under the 2007 Plan on such terms and conditions as the Compensation Committee may determine at the time of the award. Unless otherwise specified by the Compensation Committee at the time of the award, Restricted Stock will vest as to 1/3 on the first anniversary of the award and 1/3 on each of the next two successive anniversary dates. Similarly, the Compensation Committee may make awards of Restricted Stock Units subject to such terms and conditions as the Compensation Committee may determine.
     The 2007 Plan also authorizes the Compensation Committee to grant awards of our common stock or other awards denominated in common stock alone or in tandem with other awards, under such terms and conditions as the Compensation Committee may determine.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The Compensation Committee may grant any award under the 2007 Plan in the form of a performance compensation award by making the vesting of the award conditional on the satisfaction of certain pre-established performance objectives, including those detailed in the 2007 Plan.
     In the first quarter of 2008, we granted to our employees and directors 742,500 restricted stock units which may vest at three equal tranches over each of the next three years and are contingent on the achievement of specific performance criteria. The fair value of the restricted stock units will be expensed based on the probability of achievement of specific performance criteria. The restricted stock units will be included in the calculation of basic earnings per share when all contingencies surrounding the issuance of the shares are met and dilutive earnings per share if, at the end of any given reporting period, all contingencies surrounding the issuance of the shares are met. Additionally, in the first quarter of 2008, we granted to our employees 230,000 options to purchase common shares. The options have a strike price of $9.50 per share and also vest one-third over each of the next three years. The options will be included in the calculation of dilutive earnings per share using the treasury stock method.
     Options granted under the 1999 Stock Option Plan to non-employee directors vested one year from the date of grant. Options granted to employees vested after the second anniversary of the grant date. No option will remain exercisable later than five years after the grant date, unless the Compensation Committee determines otherwise. Upon a change of control event, options become immediately exercisable.
     Certain of our options are priced in Canadian dollars and certain options are priced in U.S. dollars. Stock option activity for 2007 for employee options covered by one of our stock option plans described above is as follows:

	Number of	Weighted Average Exercise Price
	Shares Issuable	US$ Options	C$ Options (C $)

Common shares issuable under option grants —
Beginning of the year	3,115,500	$13.35	$20.55
Granted	822,000	9.87	—
Exercised	(71,666)	9.46	—
Forfeited	(206,067)	12.97	20.61
Expired	(101,489)	10.74	17.81

End of the year	3,558,278	12.38	20.81

     The total intrinsic value of options exercised during the years ended December 31, 2007 and 2005 was less than $0.1 million and $0.1 million, respectively. No options were exercised in 2006. Options to acquire 71,666 shares of our common stock were exercised during 2007. The weighted-average grant-date fair value of options granted was $5.94, $6.36 and $10.80 for the years ended December 31, 2007, 2006 and 2005, respectively. The fair value of options granted is estimated using a Black-Scholes option pricing model using the following assumptions:

	2007	2006	2005

Annual dividend yield	—	—	—
Weighted average expected life (years)	3.0	3.0	2.8
Risk-free interest rate	4.50%	4.83%	2.57% - 4.62%
Expected volatility	92%	38%	39%
     Expected volatility is based primarily on historical volatility. Historical volatility was computed using daily pricing observations for a term commensurate with the expected life of the options issued. We believe this method produces an estimate that is representative of our expectations of the volatility over the expected life of our options. We currently have no reason to believe future volatility over the expected life of these options is likely to differ materially from historical volatility. The weighted-average expected life is based on share option exercises, pre and post vesting terminations and share option term expirations. The risk-free interest rate is based on the U.S. treasury security rate estimated for the expected life of the options at the date of grant.
     SFAS 123(R) requires the estimation of forfeitures when recognizing compensation expense and that this estimate of forfeitures be adjusted over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment, which is recognized in the period of change and which impacts the amount of unamortized compensation expense to be recognized in future periods.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     As of December 31, 2007, $2.4 million of total unrecognized compensation cost related to unvested employee stock options is expected to be recognized over a weighted average period of approximately 1.2 years. Additional information relative to our employee options outstanding at December 31, 2007 is summarized as follows:

		Shares Issuable
	Shares Issuable	for Options	Shares Issuable
	for Options	Vested or	for Options
	Outstanding	Expected to Vest	Exercisable

U.S. dollar denominated options	2,596,304	2,481,271	1,750,472
Canadian dollar denominated options	961,974	961,974	961,974

Total number of options	3,558,278	3,443,245	2,712,446

Aggregate intrinsic value of options	$—	$—	$—
Weighted average remaining contractual term (years)	1.8	1.8	1.1
Weighted average exercise price — U.S. dollar denominated options	$12.38	$12.50	$13.60
Weighted average exercise price — Canadian dollar denominated options	$20.81	$20.81	$20.81
     The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of 2007 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2007. As of December 31, 2007, we have not provided for forfeitures relative to our unvested stock options outstanding under our stock option plans due to the relatively short vesting period remaining on these options and the de minimus nature of potential future forfeitures for these options.
     The following table illustrates the effect on net loss and loss per share if we had applied the fair value recognition provisions of SFAS 123 to options granted to employees under our stock option plans during the year ended December 31, 2005:

Net loss as reported	$(50,290)
Add: Employee compensation expense (benefit) for equity awards included in the determination of net loss as reported	344
Less: Stock based employee compensation expense for equity awards determined by the fair value based method prescribed under SFAS 123	(9,994)

Pro forma net loss	$(59,940)

Basic and diluted loss per share:
As reported	$(1.53)

Pro forma	$(1.82)

     The above pro forma disclosures are provided for 2005 because employee stock options were not accounted for using the fair-value method during that period. No pro forma disclosure has been presented for 2006 or 2007 as share-based payments to employees have been accounted for under SFAS 123(R)’s fair-value method for these periods. Additional stock based expense for 2005 relates to non-employee consultants, and approximated $0.7 million.
  Warrants
     We have outstanding warrants to purchase shares of our common stock. Activity for 2007 for shares issuable upon exercise of these warrants, which expire at various dates through September 2011, is summarized as follows:

			Weighted
		Weighted	Average
	Number	Average	Remaining	Aggregate
	of Shares	Exercise	Contractual	Intrinsic
	Issuable	Price	Term	Value

Outstanding at the beginning of the year	5,044,406	$9.36	2.7	$3,796
Exercised during the year	(113,111)	9.01

Outstanding at the end of the year	4,931,295	9.09	1.7	161

     As of December 31, 2007, all warrants outstanding are exercisable. During 2007, approximately 0.1 million of the exercises in the above table were made on a cashless basis, which resulted in the issuance of approximately 29,000 shares of common stock.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
15. Income Taxes
     The income tax provision from continuing operations was $14.4 million, $12.1 million and $11.2 million for the years ended December 31, 2007, 2006 and 2005, respectively. The income tax provision from discontinued operations was nil, $0.7 million and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. Our income tax provision discussion addresses the combined income taxes for continuing and discontinued operations.
     The income tax provision for the years ended December 31, 2007, 2006 and 2005 consists of the following:

	2007	2006	2005

Current:
Federal	$—	$—	$—
State	—	—	—
Canada	9,119	1,816	555

Current income tax provision	9,119	1,816	555

Deferred:
Federal and state deferred	5,257	6,436	5,452
Canadian deferred	61	4,568	6,129

Deferred income tax provision	5,318	11,004	11,581

Income tax provision	$14,437	$12,820	$12,136

     Due to the lack of operating history relative to of our U.S. operations, we have provided a 100% valuation allowance for our net operating loss carry-forwards generated in the United States. Since our domestic net operating loss carry-forwards are not available to offset Canadian taxable income, our effective tax rate is higher than our statutory tax rate that otherwise might be expected. Also, as a result of the lack of taxable income relative to our U.S. operations and providing for a valuation allowance for our net operating loss carry-forwards generated in the U.S., we additionally provide for deferred tax liabilities generated by our tax deductible goodwill. The effect of not benefiting our domestic net operating loss carry-forwards and separately providing deferred tax liabilities for our tax deductible goodwill is to increase our domestic effective tax rate above the statutory amount that would otherwise be expected. From 2005 to 2007, the balance of our tax deductible goodwill increased, which increased our provision for deferred tax liabilities for goodwill resulting in an overall higher domestic effective tax rate. For the years ended December 31, 2007, 2006 and 2005 the portion of our domestic deferred provision related to goodwill approximated $7.0 million, $6.4 million and $5.5 million, respectively. Should we generate taxable income domestically, we expect to use our deferred tax liabilities generated from goodwill to offset other deferred tax assets and not provide for them separately. Our domestic effective tax rate in 2007 was impacted by the sale of our Arizona operations in the first quarter of 2007, which generated a reversal of excess deferred tax liabilities of approximately $1.8 million.
     We recognize a provision for foreign taxes on our Canadian income, including taxes for stock-based compensation, which is a non-deductible item for income tax reporting in Canada. Since stock-based compensation is a non-deductible expense and a permanent difference, our effective tax rate in Canada is effected by the level of stock-based compensation incurred. Due to changes in enacted federal rates in Canada, we reduced the rates at which we provide for deferred taxes, which resulted in the recognition of a deferred benefit of approximately $0.9 million during 2007. For 2007, we paid C$4.2 million in cash relative to our actual 2006 and estimated 2007 tax liabilities in Canada. We have not paid any domestic cash income taxes during the periods presented.
     Our pre-tax income (loss) from continuing and discontinued operations for the years ended December 31, 2007, 2006 and 2005, respectively consisted of the following:

	2007	2006	2005

United States	$(37,114)	$(50,522)	$(52,930)
Canada	28,437	14,811	14,776

	$(8,677)	$(35,711)	$(38,154)

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The reconciliation of the difference between income taxes at the statutory U.S. federal and Canadian federal and provincial income tax rates and the income tax provision for the years ended December 31, 2007, 2006 and 2005 is as follows:

	2007	2006	2005

Provision at statutory rate	$(2,950)	$(12,142)	$(12,973)
Foreign rate differential	284	239	239
Changes in Foreign tax rate	(922)	—	—
State, net of federal benefit	125	(1,787)	(1,912)
Non-deductible stock based compensation	248	140	377
Non-deductible interest expense and preferred stock dividends	571	7,919	7,490
Non-deductible foreign exchange (gains) and loss	(29)	538	146
Other permanent differences	426	(27)	181
Distributed earnings in foreign subsidiary	6,645	3,033	2,430
Valuation allowance	10,039	14,907	15,922
Large corporations tax	—	—	236

Income tax provision	$14,437	$12,820	$12,136

     Deferred income tax assets and liabilities consist of the following as of December 31, 2007 and 2006:

	2007	2006

Deferred income tax assets:
Tax loss carry forward — U.S.	$51,969	$43,675
Foreign tax credit carry forward — U.S.	2,682	1,155
Tax basis in intangible assets in excess of book basis — U.S.	5,777	3,820
Stock-based compensation — U.S.	1,899	1,080
Accruals not currently deductible — U.S.	4,317	4,627
Tax loss carryforwards and capital loss carry-forwards — Canada	8,098	5,984
Tax basis in assets in excess of book basis — Canada	1,233	2,281
Accruals not currently deductible — Canada	2,853	2,478
Less: Valuation allowance — U.S. and Canada	(68,764)	(55,080)

Net deferred tax assets	10,064	10,020

Deferred income tax liabilities:
Book basis in property and equipment in excess of tax basis — U.S.	(6,290)	(5,261)
Book basis in goodwill in excess of tax basis — U.S.	(21,128)	(15,872)
Book basis in property and equipment and goodwill in excess of tax basis — Canada	(12,290)	(11,209)

Net deferred income tax liability	$(29,644)	$(22,322)

     Due to the lack of operating history relative to our U.S. operations, we have provided a valuation allowance for our U.S. net operating loss carry forwards and deferred tax assets, net of certain deferred tax liabilities. We have provided for current taxes on the distributed earnings of our Canadian subsidiaries. As of December 31, 2007, we have approximately $131.6 million of gross U.S. net operating loss carry-forwards that expire from 2023 to 2027. As of December 31, 2007, we have foreign tax credit carry-forwards of approximately $2.7 million that expire during 2016 and 2017. As of December 31, 2007 we have a C$1.7 million non-capital loss carry-forward at Capital Environmental Holdings Company (“Holdings”), a Nova Scotia ULC, that expires in 2027. We have a C$27.0 million capital loss carry-forward at Waste Services (CA) Inc. (“WSI (CA)”) that has no expiration. Due to the fact that Holdings has no Canadian operations and we do not expect to generate capital gains at WSI (CA), we have provided a full valuation allowance against these losses.
     For tax purposes, generally goodwill acquired as a result of an asset-based United States acquisition is deducted over a 15-year period and 75% of goodwill acquired in an asset-based Canadian acquisition is deducted based on a 7% declining balance.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Changes in the deferred tax valuation allowance for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005

Balance at the beginning of the year	$55,080	$37,692	$22,312
Additions to valuation allowance	10,039	14,907	15,922
Increase due to acquisitions	229	1,327	—
Increase due to foreign tax credit carry-forwards	1,527	1,155	—
Increase due to foreign tax loss carry-forwards and capital-loss carry forwards	2,114	969	1,078
Adjustments to valuation allowance	(225)	(970)	(1,620)

Balance at the end of the year	$68,764	$55,080	$37,692

16. Net Loss Per Share Information
     The following table sets forth the calculation of the numerator and denominator used in the computation of basic and diluted net loss per share for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005

Numerator:
Net loss	$(23,114)	$(48,531)	$(50,290)

Denominator:
Basic and diluted weighted average number of common shares outstanding	46,007	35,354	32,880

Antidilutive securities not included in the diluted earnings per share calculation:
Common shares issuable under option grants	17	1	14
Common shares issuable under warrants outstanding	496	245	719

	513	246	733

17. Retirement Plan
     We sponsor a defined contribution Deferred Profit Sharing Plan (“DPSP”) for our Canadian domiciled employees. Eligible employees may contribute pre-tax compensation to a Registered Retirement Savings Plan, subject to certain governmental limits and restrictions. We match 100% of the employee contributions, up to the first 3% of the employee’s compensation which is deferred. Participant contributions vest immediately and employer contributions vest after the employee has two years of participation in the DPSP. The matched contributions totaled approximately $0.7 million, $0.5 million and $0.5 million for the years ended December 31, 2007, 2006 and 2005, respectively.
     During 2004, we established a 401(k) Plan for employees located in the United States. The domestic plan provides for employees to contribute up to 50% of their eligible compensation, subject to certain IRS limits. Since the inception of the 401(k) Plan, we have provided a discretionary match of 50% of the employee contributions, on the first 6% of the employee’s contribution. Participant contributions vest immediately and employer contributions vest after two years of employment. Effective October 2007, new employees are automatically enrolled in the 401(k) Plan, with a 2% minimum contribution after six months of service. The 401(k) Plan also provides for a loan provision, with limitation. We matched contributions totaling approximately $0.4 million, $0.3 million and $0.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.
18. Segment Information
     We have determined our operating and reporting segments pursuant to the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). In making this determination, we considered our organization/reporting structure and the information used by our chief operating decision makers to make decisions about resource allocation and performance assessment. We are organized along geographic locations or regions within the U.S. and Canada. Our Canadian operations are organized between two regions, Eastern and Western Canada, while in the U.S. we operate exclusively in Florida. For segment reporting, we define “Corporate” as overhead expenses, not specifically attributable to our Florida or Canadian operations, incurred both domestically and in Canada. As previously discussed, we have divested of our Jacksonville, Florida operations, Arizona operations and Texas operations and as such the results of these operations are presented as discontinued operations and are not included in the segment data presented.
     We believe our Canadian operating segments meet the “Aggregation Criteria” set forth in SFAS 131 for the following reasons: (i) these segments are economically similar, (ii) the nature of the service, waste collection and disposal, is the same and transferable across locations; (iii) the type and class of customer is consistent among regions/districts; (iv) the methods used to deliver services are essentially the same (e.g. containers collect waste at market locations and trucks collect and transfer waste to landfills); and (v) the regulatory environment is consistent within Canada.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     We do not have significant (in volume or dollars) inter-segment operation-related transactions. We have reflected both of our domestic corporate and Canadian corporate offices as “Corporate.” For information regarding our geographic areas refer to Note 22. Summarized financial information concerning our reportable segments as of and for the years ended December 31, 2007, 2006 and 2005 is as follows:

	2007
	Florida	Canada	Corporate	Total

Revenue	$239,384	$222,063	$—	$461,447
Depreciation, depletion and amortization	35,187	18,332	1,372	54,891
Income (loss) from operations	31,296	38,759	(29,242)	40,813
Capital expenditures	29,352	26,822	1,383	57,557
Total assets	601,181	256,570	40,044	897,795

	2006
	Florida	Canada	Corporate	Total

Revenue	$174,644	$188,028	$—	$362,672
Depreciation, depletion and amortization	20,258	15,981	1,442	37,681
Income (loss) from operations	24,341	29,332	(40,401)	13,272
Capital expenditures	17,241	21,265	1,241	39,747
Total assets	502,188	203,754	17,414	723,356

	2005
	Florida	Canada	Corporate	Total

Revenue	$160,832	$166,331	$—	$327,163
Depreciation, depletion and amortization	16,775	18,045	1,580	36,400
Income (loss) from operations	8,597	23,622	(23,300)	8,919
Capital expenditures	14,066	9,670	1,719	25,455
Total assets	359,061	191,108	37,665	587,834
19. Related Party Transactions
     Stanley A. Sutherland, the father-in-law of David Sutherland-Yoest, our Chairman and Chief Executive Officer, has been employed by us since 2003 as Executive Vice President and Chief Operating Officer, Western Canada and received C$0.6 million, C$0.6 million and C$0.5 million in employment compensation for the years ended December 31, 2007, 2006 and 2005, respectively. This compensation is consistent with compensation paid to other executives in similar positions.
     During 2004 and 2005, David Sutherland-Yoest, our Chairman and Chief Executive Officer, conducted ongoing negotiations with Mr. Lucien Rémillard, one of our directors, with respect to our potential acquisition of the solid waste collection and disposal assets owned by a company controlled by Mr. Rémillard in Quebec, Canada. In connection with these negotiations, we reimbursed Mr. Rémillard’s company for expenses in the aggregate amount of approximately C$3.2 million for services provided by third parties to December 31, 2005 in connection with preparing audited financial statements of the business and with ongoing efforts to expand the capacity of a solid waste landfill. In April 2006, we ceased being actively engaged in negotiations with Mr. Rémillard. During the first quarter of 2006, we recognized an expense related to these previously deferred acquisition costs of approximately $5.6 million.
     We lease office premises in an office tower in Burlington, Ontario owned by Westbury International (1991) Corporation, a property development company controlled by Michael H. DeGroote, a brother of Gary W. DeGroote, one of our directors. The leased premises consist of approximately 9,255 square feet. The term of the lease is 10.5 years commencing in 2004, with a right to extend for a further five years. Base rent escalates from C$0.1 million to C$0.2 million per year in increments over the term of the lease.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In November of 2002, we entered into a Put or Pay Disposal agreement with the RCI Companies which are controlled by Mr. Lucien Rémillard. Concurrently with the Put or Pay Disposal Agreement, we entered into a three year disposal agreement with Canadian Waste Services Inc. which provided us with access to Canadian Waste’s Michigan landfill at negotiated fixed rates per ton, which has since expired. On January 17, 2006, Waste Management drew C$0.3 million against the letter of credit posted by us to secure RCI’s obligations, as such we provided for the draw as of December 31, 2005. In the first quarter of 2006 this draw was refunded.
     These transactions are in the normal course of operations and are recorded at the exchange amount, which is the consideration agreed to between the respective parties.
20. Supplementary Cash Flow Information
     Supplemental non-cash financing activities and other cash flow information for the years ended December 31, 2007, 2006 and 2005 for our continuing operations are as follows:

	2007	2006	2005

Fair value of operations received for the disposition of our Arizona and Texas operations	$70,767	$—	$—
Common Shares issued relative to acquisitions	—	26,581	1,146
Amounts accrued for capital expenditures	2,180	1,655	763
Capital expenditures financed with capital leases and notes payable	1,009	1,202	—
Other cash flow information:
Cash paid for interest	$37,286	$30,062	$27,394
Cash paid for income taxes	3,909	853	683
     During 2006, we exchanged and/or redeemed our Preferred Stock for approximately $103.1 million, of which approximately $75.6 million was paid in cash and $27.5 million was redeemed through an exchange of 2,894,737 shares of our common stock. Of the total $103.1 million Preferred Stock redeemed, approximately $48.1 million relates to accrued dividends.
21. Selected Quarterly Financial Data (unaudited)
     The following table summarizes the unaudited quarterly results of operations as reported for 2007 and 2006 (in thousands of U.S. dollars, except per share amounts) (See also Note 4 — Business Combinations and Significant Asset Acquisitions):

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$94,999	$119,421	$123,775	$123,252
Income from operations	6,983	12,174	8,820	12,836
Net income (loss) from continuing operations	(4,500)	(3,063)	(5,897)	(843)
Net income from discontinued operations	(111)	850	1,071	986
Gain (loss) on sale of discontinued operations, net of tax of $0	938	(12,192)	(198)	(155)
Net loss	(3,673)	(14,405)	(5,024)	(12)

Basic and diluted loss per share:
Loss per share — continuing operations	$(0.10)	$(0.06)	$(0.13)	$(0.02)
Loss per share — discontinued operations	0.02	(0.25)	0.02	0.02

Loss per share — basic and diluted	$(0.08)	$(0.31)	$(0.11)	$—

Shares used in computing per share amounts	45,972	45,973	46,007	46,075

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$80,151	$92,928	$96,598	$92,995
Income (loss) from operations	(5,324)	4,006	7,326	7,264
Net loss from continuing operations	(18,937)	(11,651)	(8,822)	(10,120)
Net income (loss) from discontinued operations	169	577	229	24
Net loss	(18,768)	(11,074)	(8,593)	(10,096)

Basic and diluted loss per share:
Loss per share — continuing operations	$(0.57)	$(0.35)	$(0.25)	$(0.27)
Loss per share — discontinued operations	0.01	0.02	0.01	—

Loss per share — basic and diluted	$(0.56)	$(0.33)	$(0.24)	$(0.27)

Shares used in computing per share amounts	33,377	34,130	36,066	37,788
22. Condensed Consolidating Financial Statements
     Waste Services is the primary obligor under the Senior Subordinated Notes, however Waste Services has no independent assets or operations, and the guarantees of our domestic subsidiaries, which are wholly owned subsidiaries, are full and unconditional and joint and several with respect to the Senior Subordinated Notes, including principal, interest, premium, if any, and liquidated damages, if any. Presented below are our Consolidating Balance Sheets as of December 31, 2007 and 2006 and the related Consolidating Statements of Operations and Consolidating Statements of Cash Flows for each of the three years ended December 31, 2007 of Waste Services, Inc. (the “Parent”), our U.S. guarantor subsidiaries (“Guarantors”) and the non-guarantor Canadian subsidiaries (“Non-guarantors”).

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$9,080	$239	$11,387	$—	$20,706
Accounts receivable, net	—	30,902	36,293	—	67,195
Prepaid expenses and other current assets	37	2,449	8,852	—	11,338
Current assets of discontinued operations	—	167	—	—	167

Total current assets	9,117	33,757	56,532	—	99,406

Property and equipment, net	235	99,541	92,822	—	192,598
Landfill sites, net	—	173,803	16,648	—	190,451
Goodwill and other intangible assets, net	—	294,056	103,710	—	397,766
Other assets	17,550	191	—	—	17,741
Due from affiliates	1,021	—	—	(1,021)	—
Investment in subsidiary	816,054	—	—	(816,054)	—
Non-current assets of discontinued operations	—	40,526	—	—	40,526

Total assets	$843,977	$641,874	$269,712	$(817,075)	$938,488

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,480	$2,903	$14,258	$—	$26,641
Accrued expenses and other current liabilities	17,571	21,973	25,794	—	65,338
Short-term financing and current		—
portion of long-term debt	2,428	203	—	—	2,631
Current liabilities of discontinued operations	—	765	—	—	765

Total current liabilities	29,479	25,844	40,052	—	95,375
Long-term debt	439,415	2,394	—	—	441,809
Accrued closure, post-closure and other obligations	24,488	6,134	17,892	—	48,514
Cumulative mandatorily redeemable Preferred Stock	—	—	—	—	—
Due to affiliates	—	—	1,021	(1,021)	—
Non-current liabilities of discontinued operations	—	2,195	—	—	2,195

Total liabilities	493,382	36,567	58,965	(1,021)	587,893

Shareholders’ equity:
Common stock of Waste Services, Inc	439	—	—	—	439
Other equity	350,156	605,307	210,747	(816,054)	350,156

Total shareholders’ equity	350,595	605,307	210,747	(816,054)	350,595

Total liabilities and shareholders’ equity	$843,977	$641,874	$269,712	$(817,075)	$938,488

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$2,190	$563	$5,779	$—	$8,532
Accounts receivable, net	—	24,144	27,660	—	51,804
Prepaid expenses and other current assets	570	1,908	3,362	—	5,840
Current assets of discontinued operations	—	4,943	—	—	4,943

Total current assets	2,760	31,558	36,801	—	71,119
Property and equipment, net	167	65,410	69,201	—	134,778
Landfill sites, net	—	173,965	13,831	—	187,796
Goodwill and other intangible assets, net	—	235,960	87,979	—	323,939
Other assets	10,429	238	—	—	10,667
Due from affiliates	—	—	344	(344)	—
Investment in subsidiary	777,619	—	—	(777,619)	—
Non-current assets of discontinued operations	—	136,764	—	—	136,764

Total assets	$790,975	$643,895	$208,156	$(777,963)	$865,063

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,411	$3,189	$11,433	$—	$24,033
Accrued expenses and other current liabilities	18,503	18,170	15,463	—	52,136
Short-term financing and current portion of long-term debt	3,786	189	—	—	3,975
Current liabilities of discontinued operations	—	6,214	—	—	6,214

Total current liabilities	31,700	27,762	26,896	—	86,358

Long-term debt	403,516	2,597	—	—	406,113
Accrued closure, post-closure and other obligations	16,058	1,448	13,812	—	31,318
Due to affiliates	344	—	—	(344)	—
Non-current liabilities of discontinued operations	—	1,917	—	—	1,917

Total liabilities	451,618	33,724	40,708	(344)	525,706

Shareholders’ equity:
Common stock of Waste Services, Inc	438	—	—	—	438
Other equity	338,919	610,171	167,448	(777,619)	338,919

Total shareholders’ equity	339,357	610,171	167,448	(777,619)	339,357

Total liabilities and shareholders’ equity	$790,975	$643,895	$208,156	$(777,963)	$865,063

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	$239,384	$222,063	$—	$461,447

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	—	154,250	147,323	—	301,573
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	17,895	18,194	28,150	—	64,239
Depreciation, depletion and amortization	75	35,187	19,629	—	54,891
Foreign exchange loss (gain) and other	(175)	457	(351)	—	(69)
Equity earnings in investees, net of tax	(34,645)	—	—	34,645	—

Income from operations	16,850	31,296	27,312	(34,645)	40,813
Interest expense	39,964	181	534	—	40,679

Income (loss) from continuing operations before income taxes	(23,114)	31,115	26,778	(34,645)	134
Income tax provision	—	5,257	9,180	—	14,437

Net income (loss) from continuing operations	(23,114)	25,858	17,598	(34,645)	(14,303)
Net income from discontinued operations	—	2,796	—	—	2,796
Loss on sale of discontinued operations	—	(11,607)	—	—	(11,607)

Net income (loss)	$(23,114)	$17,047	$17,598	$(34,645)	$(23,114)

	Year Ended December 31, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	$174,644	$188,028	$—	$362,672

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	—	119,377	128,176	—	247,553
Selling, general and administrative expense (exclusive					—
of depreciation, depletion and amortization)	22,209	11,209	23,416	—	56,834
Deferred acquisition costs	439	—	5,173	—	5,612
Depreciation, depletion and amortization	41	20,258	17,382	—	37,681
Foreign exchange loss (gain) and other	762	(541)	1,499	—	1,720
Equity earnings in investees, net of tax	(24,979)	—	—	24,979	—

Income from operations	1,528	24,341	12,382	(24,979)	13,272
Interest expense	30,406	176	399	—	30,981
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	19,653	—	—	—	19,653

Income (loss) from continuing operations before income taxes	(48,531)	24,165	11,983	(24,979)	(37,362)
Income tax provision	—	5,783	6,385	—	12,168

Net income (loss) from continuing operations	(48,531)	18,382	5,598	(24,979)	(49,530)
Net income from discontinued operations	—	999	—	—	999

Net income (loss)	$(48,531)	$19,381	$5,598	$(24,979)	$(48,531)

	Year Ended December 31, 2005
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	$160,832	$166,331	$—	$327,163

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	—	124,297	111,013	—	235,310
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	16,272	11,352	23,197	—	50,821
Settlement with sellers of Florida Recycling	(4,120)	—	—	—	(4,120)
Depreciation, depletion and amortization	269	16,775	19,356	—	36,400
Foreign exchange loss (gain) and other	(549)	(189)	571	—	(167)
Equity earnings in investees, net of tax	(10,381)	—	—	10,381	—

Income from operations	(1,491)	8,597	12,194	(10,381)	8,919
Interest expense	27,815	186	246	—	28,247
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	20,984	—	—	—	20,984

Income (loss) from continuing operations before income taxes	(50,290)	8,411	11,948	(10,381)	(40,312)
Income tax provision	—	4,600	6,684	—	11,284

Net income (loss) from continuing operations	(50,290)	3,811	5,264	(10,381)	(51,596)
Net income from discontinued operations	—	1,306	—	—	1,306

Net income (loss)	$(50,290)	$5,117	$5,264	$(10,381)	$(50,290)

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(49,057)	$73,343	$39,041	$—	$63,327

Cash flows from investing activities:
Cash used in business combinations and significant asset acquisitions, net of cash acquired	—	(30,702)	(1,399)	—	(32,101)
Capital expenditures	(145)	(29,352)	(28,060)	—	(57,557)
Proceeds from asset sales and business divestitures	—	18,099	1,798	—	19,897
Deposits for business acquisitions and other	(8,224)	72	(1,644)	—	(9,796)
Intercompany	—	(26,038)	(4,479)	30,517	—

Net cash used in continuing operations	(8,369)	(67,921)	(33,784)	30,517	(79,557)
Net cash used in discontinued operations	—	(5,555)	—	—	(5,555)

Net cash used in investing activities	(8,369)	(73,476)	(33,784)	30,517	(85,112)

Cash flows from financing activities:
Proceeds from issuance of debt and draws on revolving credit facility	84,066	—	—	—	84,066
Principal repayments of debt and capital lease obligations	(49,699)	(191)	—	—	(49,890)
Proceeds from the exercise of options and warrants	691	—	—	—	691
Fees paid for financing transactions	(1,259)	—	—	—	(1,259)
Intercompany	30,517	—	—	(30,517)	—

Net cash provided by financing activities — continuing operations	64,316	(191)	—	(30,517)	33,608

Effect of exchange rate changes on cash and cash equivalents	—	—	351	—	351

Increase (decrease) in cash and cash equivalents	6,890	(324)	5,608	—	12,174
Cash and cash equivalents at the beginning of the year	2,190	563	5,779	—	8,532

Cash and cash equivalents at the end of the year	$9,080	$239	$11,387	$—	$20,706

	December 31, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(46,838)	$51,877	$33,897	$—	$38,936

Cash flows from investing activities:
Cash used in business combinations and significant asset acquisitions, net of cash acquired	—	(99,583)	(3,949)	—	(103,532)
Capital expenditures	(198)	(17,241)	(22,308)	—	(39,747)
Proceeds from asset sales and business divestitures	8	4,392	596	—	4,996
Deposits for business acquisitions and other	(1,715)	89	—	—	(1,626)
Intercompany	(62,642)	—	(7,110)	69,752	—

Net cash used in continuing operations	(64,547)	(112,343)	(32,771)	69,752	(139,909)
Net cash used in discontinued operations	—	(9,098)	—	—	(9,098)

Net cash used in investing activities	(64,547)	(121,441)	(32,771)	69,752	(149,007)

Cash flows from financing activities:
Proceeds from issuance of debt and draws on revolving credit facility	154,000	—	3,527	—	157,527
Principal repayments of debt and capital lease obligations	(32,858)	(175)	(3,993)	—	(37,026)
Sale of common shares and warrants	66,500	—	—	—	66,500
Proceeds from the exercise of options and warrants	165	—	—	—	165
Retirement of Preferred Stock	(75,557)	—	—	—	(75,557)
Fees paid for financing transactions	(1,805)	—	—	—	(1,805)
Intercompany	—	69,752	—	(69,752)	—

Net cash provided by financing activities — continuing operations	110,445	69,577	(466)	(69,752)	109,804

Effect of exchange rate changes on cash and cash equivalents	—	—	(87)	—	(87)

Increase (decrease) in cash and cash equivalents	(940)	13	573	—	(354)
Cash and cash equivalents at the beginning of the year	3,130	550	5,206	—	8,886

Cash and cash equivalents at the end of the year	$2,190	$563	$5,779	$—	$8,532

	December 31, 2005
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(37,326)	$26,242	$35,737	$—	$24,653

Cash flows from investing activities:
Cash used in business combinations and significant asset acquisitions, net of cash acquired	—	(3,968)	(497)	—	(4,465)
Capital expenditures	(22)	(14,066)	(11,367)	—	(25,455)
Proceeds from asset sales and business divestitures	—	2,477	711	—	3,188
Deposits for business acquisitions and other	(89)	16	(973)	—	(1,046)
Intercompany	—	—	(20,472)	20,472	—

Net cash used in continuing operations	(111)	(15,541)	(32,598)	20,472	(27,778)
Net cash used in discontinued operations	—	(11,733)	—	—	(11,733)

Net cash used in investing activities	(111)	(27,274)	(32,598)	20,472	(39,511)

Cash flows from financing activities:
Cash used in business combinations and significant asset acquisitions, net of cash acquired	25,000	—	—	—	25,000
Principal repayments of debt and capital lease obligations	(16,000)	(166)	(538)	—	(16,704)
Sale of common shares and warrants	7,125	—	—	—	7,125
Proceeds from the exercise of options and warrants	521	—	—	—	521
Fees paid for financing transactions	(995)	—	—	—	(995)
Intercompany	18,787	1,685	—	(20,472)	—

Net cash provided by (used in) financing activities — continuing operations	34,438	1,519	(538)	(20,472)	14,947

Effect of exchange rate changes on cash and cash equivalents	—	—	321	—	321

Increase (decrease) in cash and cash equivalents	(2,999)	487	2,922	—	410
Cash and cash equivalents at the beginning of the year	6,129	63	2,284	—	8,476

Cash and cash equivalents at the end of the year	$3,130	$550	$5,206	$—	$8,886